As filed with the Securities and Exchange Commission on April 11, 2023

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lufax Holding Ltd

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification Number)

Building No. 6

Lane 2777, Jinxiu East Road

Pudong New District, Shanghai

People’s Republic of China

+86 21-3863-6278

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1 800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Siu Kam Choy Chief Financial Officer Lane 2777, Jinxiu East Road Pudong New District, Shanghai People’s Republic of China +86 21-3863-6278	Haiping Li, Esq. Skadden, Arps, Slate, Meagher & Flom LLP JingAn Kerry Centre, Tower II, 46th Floor 1539 Nanjing West Road Shanghai, People’s Republic of China +86 21 6193-8200

Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards* provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

*	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5,2012

PROSPECTUS

Lufax Holding Ltd

Ordinary Shares

We may from time to time in one or more offerings offer and sell our ordinary shares, including ordinary shares represented by American depositary shares, or ADSs.

In addition, from time to time, selling shareholders (if any) to be named in a prospectus supplement may offer and sell our ordinary shares or ADSs held by them. We will not receive any proceeds from the sale of our ordinary shares or ADSs by selling shareholders (if any).

We will provide specific terms of any offering in one or more supplements to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities, their compensation and any options to purchase additional securities held by them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of these securities, see the section entitled “Plan of Distribution” beginning on page 63 of this prospectus.

The ADSs are listed on the New York Stock Exchange, or the NYSE, under the symbol “LU.” Every two ADSs represent one ordinary share. On April 10, 2023, the last reported sale price of the ADSs on the New York Stock Exchange was US$1.85 per ADS.

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” starting on page 32 of this prospectus, included in any accompanying prospectus supplement or in the documents incorporated by reference into this prospectus before you invest in our securities.

Lufax Holding Ltd is not an operating company in China but a Cayman Islands holding company with no equity ownership in its consolidated affiliated entities. We conduct operations in China through (i) our PRC subsidiaries, (ii) the consolidated affiliated entities with which we have contractual arrangements, and (iii) the subsidiaries of the consolidated affiliated entities. PRC laws and regulations restrict and impose conditions on foreign ownership and investment in certain internet-based businesses. Accordingly, we operate these businesses in China through the consolidated affiliated entities and their subsidiaries, and rely on contractual arrangements among our PRC subsidiaries, the consolidated affiliated entities and their respective shareholders to control the business operations of the consolidated affiliated entities and their subsidiaries. This structure provides investors with exposure to foreign investment in China-based companies where PRC laws and regulations prohibit or restrict direct foreign investment in operating companies in certain sectors. Revenues contributed by the consolidated affiliated entities and their subsidiaries accounted for 3.0%, 2.5%, and 1.7% of our total revenues for 2020, 2021 and 2022, respectively. As used in this prospectus, “we,” “us,” “our company” and “our” refer to Lufax Holding Ltd, its subsidiaries, and, in the context of describing our operations and consolidated financial information, the consolidated affiliated entities in China and their subsidiaries, including but not limited to (i) Shanghai Xiongguo Corporation Management Co., Ltd., or Shanghai Xiongguo, which was established in

December 2014 and ultimately holds all equity interests of Shanghai Lufax (as defined below), (ii) Shanghai Lufax Information Technology Co., Ltd. (formerly known as Shanghai Lujiazui International Financial Asset Exchange Co., Ltd.), or Shanghai Lufax, which was established in September 2011 and currently operates the online wealth management business, and (iii) Shenzhen Lufax Holding Enterprise Management Co., Ltd., or Shenzhen Lufax Enterprise Management, which was established in May 2018 and currently has a wholly owned subsidiary that holds an internet content provider license, or ICP license, and operates an SBO value-added services platform under the brand of Ludiantong. The consolidated affiliated entities are PRC companies conducting operations in China, and their financial results have been consolidated into our consolidated financial statements under IFRS for accounting purposes. Investors in our ADSs are not purchasing equity interests in the consolidated affiliated entities in China but instead are purchasing equity interests in a holding company incorporated in the Cayman Islands, and may never directly hold equity interests in the consolidated affiliated entities in China.

Our corporate structure is subject to risks associated with our contractual arrangements with the consolidated affiliated entities. The contractual arrangements may not be as effective as equity ownership over the consolidated affiliated entities, and we may incur substantial costs to enforce the terms of the arrangements. In addition, as of the date of this prospectus, the legality and enforceability of these contractual arrangements, as a whole, have not been tested in any PRC court. There is no guarantee that these contractual arrangements, as a whole, would be enforceable if they were tested in a PRC court, and we may incur substantial costs to enforce the terms of the arrangements. Uncertainties in the PRC legal system may limit our ability, as a Cayman Islands holding company, to enforce these contractual arrangements. Meanwhile, there are very few precedents as to whether contractual arrangements would be judged to be effective over the relevant consolidated affiliated entity through the contractual arrangements, or how contractual arrangements in the context of a consolidated affiliated entity should be interpreted or enforced by the PRC courts. Should legal actions become necessary, we cannot guarantee that the PRC courts will rule in favor of the enforceability of the contractual arrangements with consolidated affiliated entities. In the event we are unable to enforce these contractual arrangements, or if we suffer significant delay or other obstacles in the process of enforcing these contractual arrangements, our ability to conduct our business may be materially adversely affected. There are also substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules regarding the status of the rights of our Cayman Islands holding company with respect to its contractual arrangements with the consolidated affiliated entities and its registered shareholders. It is uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. If we or the consolidated affiliated entities are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures. If the PRC government deems that our contractual arrangements with the consolidated affiliated entities do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change or are interpreted differently in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations. Our Cayman Islands holding company, our PRC subsidiaries and the consolidated affiliated entities, and investors of our company face uncertainty about potential future actions by the PRC government that could affect the enforceability of the contractual arrangements with the consolidated affiliated entities and, consequently, significantly affect the financial performance of the consolidated affiliated entities and our company as a whole. As such, this structure involves unique risks to investors of our holding company. For a detailed description of the risks associated with our corporate structure, please refer to risks disclosed under “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Corporate Structure” in our annual report on Form 20-F for the fiscal year ended December 31, 2022, or our 2022 Form 20-F, which is incorporated herein by reference.

We face various legal and operational risks and uncertainties related to doing business in China. Our business operations are primarily conducted through the consolidated affiliated entities and their subsidiaries in China, and we are subject to complex and evolving PRC laws and regulations. For example, we face risks associated with regulatory approvals on offshore offerings, anti-monopoly regulatory actions, and oversight on cybersecurity and data privacy, which may impact our ability to conduct certain businesses, accept foreign investments, or list on a United States or other foreign exchange. These risks could result in a material adverse change in our operations and the value of our ADSs, significantly limit or completely hinder our ability to continue to offer securities to investors, or cause the value of such securities to significantly decline or become worthless. For a detailed description of risks relating to doing business in China, please refer to “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in China” in our 2022 Form 20-F and “Risk Factors—Risks Relating to Doing Business in China” in Exhibit 99.1 to our current report on Form 6-K furnished to the SEC on April 11, 2023, or the April Super 6-K.

Pursuant to the Holding Foreign Companies Accountable Act, or the HFCAA, if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspections by the PCAOB for two consecutive years, the SEC will prohibit our shares or the ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States. On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, including our auditor. In May 2022, the SEC conclusively listed us as a Commission-Identified Issuer under the HFCAA following the filing of our annual report on Form 20-F for the fiscal year ended December 31, 2021. On December 15, 2022, the PCAOB issued a report that vacated its December 16,2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. For this reason, we do not expect to be identified as a Commission-Identified Issuer under the HFCAA after we filed our annual report on Form 20-F for the fiscal year ended December 31, 2022 on April 7, 2023. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong and we continue to use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a Commission-Identified Issuer for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the prohibition on trading under the HFCAA. For more details, see “Risk Factors—Risks Relating to Doing Business in China—The PCAOB had historically been unable to inspect our auditor in relation to their audit work performed for our financial statements and the inability of the PCAOB to conduct inspections of our auditor in the past has deprived our investors with the benefits of such inspections” and “Risk Factors—Risks Relating to Doing Business in China—Our ADSs may be prohibited from trading in the United States under the HFCAA in the future if the PCAOB is unable to inspect or investigate completely auditors located in China. The delisting of the ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment” in our 2022 Form 20-F.

Lufax Holding Ltd is a holding company with no operations of its own. We conduct operations in China primarily through our PRC subsidiaries and the consolidated affiliated entities and their subsidiaries in China. As a result, although other means are available for us to obtain financing at the holding company level, Lufax Holding Ltd’s ability to pay dividends to its shareholders and investors of the ADSs and to service any debt it may incur may depend upon dividends paid by our PRC subsidiaries and technical and consulting service fees paid by the consolidated affiliated entities in China. If any of our PRC subsidiaries or the consolidated affiliated entities incurs debt on its own behalf in the future, the instruments governing such debt may restrict our PRC subsidiaries’ ability to pay dividends to Lufax Holding Ltd or the consolidated affiliated entities’ ability to pay technical and consulting service fees. In addition, our PRC subsidiaries are permitted to pay dividends to Lufax Holding Ltd only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Further, our PRC subsidiaries and the consolidated affiliated entities are required to make appropriations to certain statutory reserve funds or may make appropriations to certain discretionary funds, which are not distributable as cash dividends except in the event of a solvent liquidation of the companies. Under PRC law, Lufax Holding Ltd may provide funding to our PRC subsidiaries only through capital contributions or loans, and to the consolidated affiliated entities only through loans, subject to satisfaction of government registration and approval requirements. For the years ended December 31, 2020, 2021 and 2022, no dividends or distributions were made to Lufax Holding Ltd, the parent company, by our subsidiaries. For the years ended December 31, 2020, 2021 and 2022, Lufax Holding Ltd provided capital contributions of RMB1.9 billion,

RMB0.1 billion and nil, respectively, to its subsidiaries and received capital return of nil, nil and RMB17.4 million (US$2.5 million), respectively, from its subsidiaries. For the years ended December 31, 2020, 2021 and 2022, Lufax Holding Ltd provided loans with principal amount of RMB9.5 billion, RMB3.7 billion and RMB0.2 billion (US$0.0 billion), respectively, to its subsidiaries, and the subsidiaries repaid principal amount of RMB2.4 billion, RMB7.2 billion and RMB12.4 billion (US$1.8 billion), respectively, to Lufax Holding Ltd. The consolidated affiliated entities may transfer cash to the relevant PRC subsidiaries by paying technical and consulting service fees according to the exclusive business cooperation agreements. Pursuant to these agreements between each of the consolidated affiliated entities and its corresponding PRC subsidiary, each of the consolidated affiliated entities agrees to pay service fees to the relevant PRC subsidiary on a quarterly basis. For the years ended December 31, 2020, 2021 and 2022, the service fees paid by the consolidated affiliated entities to the PRC subsidiaries pursuant to the exclusive business cooperation agreements were RMB1,034.7 million, RMB433.6 million and RMB101.3 million (US$14.7 million), respectively. If there is any amount payable to relevant PRC subsidiaries under the contractual arrangements, the consolidated affiliated entities will settle the amount accordingly. For more details, see “Our Company—Cash and Asset Flows through Our Organization” in this prospectus.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

We may offer and sell these securities to or through one or more agents, underwriters, dealers or other third parties or directly to one or more purchasers on a continuous or delayed basis. The names of any underwriters will be stated in the applicable prospectus supplement.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 11, 2023

i

ABOUT THIS PROSPECTUS

We are a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC. By using an automatic shelf registration statement, we or any selling shareholder may, at any time and from time to time, sell the securities described in this prospectus in one or more offerings. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus or any prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should carefully read this document and any applicable prospectus supplement. You should also read the documents we have referred you to under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” below for information on our company, the risks we face and our financial statements. The registration statement and exhibits can be read on the SEC’s website as described under “Where You Can Find More Information.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires:

•	“ADSs” refer to our American depositary shares, with every two ADSs representing one ordinary share;

•	“AI” refers to artificial intelligence;

•

“APR” or “annualized percent rate” refers to the monthly all-in borrowing cost as a percentage of the outstanding balance annualized by a factor of 12, where all-in borrowing cost comprises the actual amount of (a) interest, (b) insurance premiums or guarantee fees and (c) retail credit enablement service fees;

•	“CIC” refers to China Insight Industry Consultancy Limited, and “CIC Report” refers to the industry report we commissioned CIC to prepare on our industry and market position in China;

•	“China” or the “PRC” refers to the People’s Republic of China, excluding, for the purposes of this prospectus only, Hong Kong, Macau and Taiwan;

•

“consolidated affiliated entities” refer to entities in China with which we have contractual arrangements such that we are able to direct the activities of and are considered the primary beneficiary of those entities and we have consolidated their financial results in our consolidated financial statements;

•	“IFRS” refers to International Financial Reporting Standards as issued by the International Accounting Standards Board;

•

“Lufax,” “we,” “us,” “our company” and “our” refer to Lufax Holding Ltd, a Cayman Islands exempted company, and its direct and indirect subsidiaries. We conduct operations in China through (i) our PRC subsidiaries, (ii) the consolidated affiliated entities with which we have contractual arrangements, and (iii) the subsidiaries of the consolidated affiliated entities. The consolidated affiliated entities are PRC companies conducting operations in China, and their financial results have been consolidated into our consolidated financial statements under IFRS for accounting purposes. Investors are purchasing an interest in Lufax Holding Ltd, a Cayman Islands holding company with no operations of its own. Lufax Holding Ltd does not have any equity ownership in the consolidated affiliated entities;

•	“ordinary shares” refer to our ordinary shares of par value US$0.00001 per share;

•	“outstanding balance of loans” refers to the total principal amount outstanding at the end of the given period for loans we enabled;

•	“Ping An Group” refers to Ping An Insurance and its subsidiaries;

•	“Ping An Insurance” refers to Ping An Insurance (Group) Company of China, Ltd.;

•

“SBOs” refer to small business owners, including owners of legal entities, individuals who conduct their businesses as sole proprietors, management-level individuals of SMBs, and self-employed individuals with proof of business operations;

•	“SEC” refers to the U.S. Securities and Exchange Commission;

•	“SMBs” refer to small and micro businesses, typically with fewer than 50 employees and less than RMB30 million of annual income; and

•	“RMB” and “Renminbi” refer to the legal currency of China.

References in any prospectus supplement to “the accompanying prospectus” are to this prospectus and to “the prospectus” are to this prospectus and the applicable prospectus supplement taken together.

We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted.

Our reporting currency is Renminbi. On December 30, 2022, the exchange rate of Renminbi to U.S. dollars was RMB6.8972 to US$1.00 as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System. We make no representation that any Renminbi amounts referred to in this prospectus could have been, or could be, converted into U.S. dollars, as the case may be, at any particular rate, or at all.

All discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus may contain forward-looking statements that reflect our current or then-current expectations and views of future events. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

•	our operations and business prospects;

•	our business and operating strategies and our ability to implement such strategies;

•	our ability to develop and manage our operations and business;

•	our future general and administrative expenses;

•	competition for, among other things, capital, technology and skilled personnel;

•	our ability to control costs;

•	our dividend policy;

•	changes to regulatory and operating conditions in the industry and geographical markets in which we operate;

•	the impact of COVID-19 and the after-effects of the pandemic; and

•	all other risks and uncertainties described in the section headed “Risk Factors.”

The forward-looking statements included in this prospectus, the documents incorporated by reference herein, and any prospectus supplement are subject to risks, uncertainties and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors disclosed in the documents incorporated by reference in this prospectus or in any accompanying prospectus supplement. Moreover, we operate in an evolving environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

We would like to caution you not to place undue reliance on these forward-looking statements and you should read these statements in conjunction with the risk factors disclosed in the documents incorporated by reference in this prospectus or in any accompanying prospectus supplement for a more complete discussion of the risks of an investment in our securities and other risks outlined in our other filings with the SEC. The forward-looking statements included in this prospectus or incorporated by reference into this prospectus are made only as of the date of this prospectus or the date of the incorporated document, and we do not undertake any obligation to update the forward-looking statements except as required under applicable law.

OUR COMPANY

Who We Are

We are a leading financial services enabler for SBOs in China. Our mission is to foster small business competitiveness and sustainability by providing individual entrepreneurs with access to financial products and services and empowering institutional partners to reach and serve SBOs efficiently.

SBOs include both owners of legal entities and individuals who conduct their business as sole proprietors. SBOs often own and operate multiple SMBs, either consecutively or concurrently, in the same or related industries and at different stages in their lifecycles.

We offer financing products designed principally to address the needs of SBOs. In doing so, we have established relationships with over 550 financial institutions in China, many of which have worked with us for over three years. These financial institutions provide funding and credit enhancement for the loans we enable as well as other products to enrich the SBO ecosystem that we are creating.

We consider ourselves a non-traditional financial service provider, by which we mean we apply cutting-edge technology to the enablement of transactions by traditional financial institutions, such as banks, which are licensed to accept deposits and make loans but which are limited in their market reach in certain respects by their reliance on traditional offline business practices.

Enablement means that we make it possible for financing transactions to occur, by connecting financial institutions to borrowers they would not otherwise reach, providing or arranging credit enhancement services to allow loans to be made, and providing post-origination services such as collection services, and value-added services and tools.

Through our offline-to-online model supported by our nationwide direct sales network, we have served a total of over 4.6 million, 5.9 million, and 6.6 million SBOs in China since the beginning of our business in 2005, as of December 31, 2020, 2021 and 2022, respectively. The total outstanding balance of loans we enabled was RMB545.1 billion, RMB661.0 billion and RMB576.5 billion (US$82.9 billion) as of December 31, 2020, 2021 and 2022, respectively. We ranked second among non-traditional financial service providers for SBOs in China in terms of total outstanding balance of inclusive SMB loans as of June 30, 2022, with a market share of 17.6%.

What We Do

We are primarily engaged in the enablement of loans in China. We enable loans under two distinct business models. Approximately 99.3%, 98.2% and 94.9% of the total outstanding loans we had enabled as of December 31, 2020, 2021 and 2022, respectively, are loans we enabled under our core retail credit and enablement business model. These are large-ticket loans, having an average ticket size of RMB164,483, RMB199,502 and RMB240,179 for general unsecured loans enabled in 2020, 2021 and 2022, respectively, and RMB390,467, RMB430,795, and RMB438,675 for secured loans enabled in 2020, 2021 and 2022, respectively. The remaining 0.7%, 1.8% and 5.1%, respectively, consist of loans we had enabled through our licensed consumer finance subsidiary. These are small-ticket loans, having an average drawdown of RMB3,301, RMB3,797, RMB5,979 in 2020, 2021 and 2022, respectively. The enablement of loans accounted for nearly all of our total income in 2020, 2021 and 2022. In addition to the enablement of loans, we have also begun to refer borrowers to banks through a product that we have branded Lujintong, which accounted for less than 2% of our total income during any year.

We operate our core retail credit and enablement business model under the Puhui brand. Puhui targets SBOs who require larger ticket size loans on short notice for imminent operating commercial needs of their businesses, and to a lesser extent also salaried workers dealing with major life expenses. Puhui enables two types of loans, which we refer to as general unsecured loans and secured loans. We do not fund these loans ourselves. We have two sources of funding for these loans, namely, banks and trusts, which we refer to collectively as our funding partners. We also arrange for credit enhancement for these loans through third-party credit enhancement providers or our own licensed financing guarantee subsidiary. Our financing guarantee subsidiary and third-party credit enhancement providers both offer credit enhancement services from the borrowers’ perspective. Our financing guarantee subsidiary provides credit guarantee to the borrowers, while insurance companies within our third-party credit enhancement providers offer credit guarantee insurance. Both credit guarantee and credit guarantee insurance refer to the same type of guarantee services. However, the nomenclature is different as guarantee companies and insurers operate under different licensing regimes. We refer to our funding partners and the third-party credit enhancement providers together as our institutional partners. Our ability to connect SBOs and other borrowers with similar needs to lenders and to make those loans possible through credit enhancement and a variety of other services is central to our value proposition.

The following chart illustrates how we enable borrowers and institutional partners through our core retail credit and enablement business model.

We used to adopt a loan facilitation model. In 2018, we began the transformation of our business using a joint guarantee arrangement to share credit risk through our financing guarantee subsidiaries with our third party credit enhancement providers, and subsequently increased our risk sharing since late 2020 for a number of reasons. By accepting some credit risk on the loans we enable, we align ourselves more closely with trends in PRC government policy for non-traditional financial service providers. Taking credit risk also allows us to share borrower data with our institutional partners in a manner that is compliant with PRC regulatory requirements. Taking risk signals to our funding partners that we have confidence in our credit analysis, and it also gives us more flexibility in coping with fluctuations in the price for credit enhancement. As of December 31, 2020, 2021 and 2022, the outstanding balance of loans which we bore credit risks totaled RMB32.2 billion, RMB109.8 billion and RMB135.4 billion (US$19.5 billion), respectively, and the corresponding amounts of provision were RMB1.7 billion, RMB5.5 billion and RMB12.8 billion (US$1.9 billion), respectively. In 2020, 2021 and 2022, we made a payment of RMB0.7 billion, RMB1.5 billion and RMB6.8 billion (US$1.0 billion), respectively, to our funding partners for claims against defaults.

Our consumer finance subsidiary targets consumers in China who need small-ticket loans, typically to meet personal short-term cash flow needs or to make discretionary purchases of consumer goods. As a licensed entity operating in a highly regulated field, it operates separately from Puhui and follows its own distinct business model. The market for consumer finance loans is complementary to the market for the large-ticket, long-tenor loans that are enabled by Puhui and the borrowers typically do not overlap.

The following chart illustrates our consumer finance model:

The following table shows some of the characteristics of the loans enabled by us through Puhui, in the case of general unsecured loans and secured loans, and through our consumer finance subsidiary, in the case of consumer finance loans, for the years indicated:

	For the Year Ended December 31,
	2020	2021	2022
Average ticket size (RMB)
General unsecured loans	164,483	199,502	240,179
Secured loans	390,467	430,795	438,675
Consumer finance loans (drawdown)	3,301	3,797	5,979
Average APR for new loans (%)
General unsecured loans	26.7	22.6	21.1
Secured loans	17.4	16.2	15.7
Consumer finance loans	19.1	20.3	20.6

In addition to loan enablement, we have also begun to refer borrowers to banks through Lujintong. These are borrowers who do not belong to the target customer segment for Puhui but who might qualify for loans directly from banks. We do not provide any funding or bear any credit risk on any resulting loans, nor do we include such loans in our operational data.

Our Market Opportunity

SMBs constitute a large, growing and systemically important sector in the Chinese economy with strong national policy support. SMBs have contributed over 60% of China’s GDP and over 80% of its job creation, but they have only obtained a disproportionate 26.0% of total financing as of the end of 2021. There were in aggregate approximately 143.5 million SMBs in China as of the same date according to the State Administration for Market Regulation and the National Bureau of Statistics, including 40.3 million small and micro business entities and 103.2 million sole proprietors.

The SMB sector presents numerous challenges to potential lenders and service providers. Typically, SMBs have small scale operations, with fewer than 50 people and less than RMB30 million of annual income, and are dispersed across a wide range of industries and geographies. Moreover, SMBs have an average lifespan of less than five years. SMBs typically lack collateral to pledge or consistency in cash flow given their small scale and short lifespan.

SBOs, as owners of SMBs, may have a much stronger credit profile than their businesses do, with real estate, cars or other personal assets. SBOs often own and operate multiple businesses, either consecutively or concurrently, in the same or related industries and at different stages in their lifecycles. SBOs include both owners of legal entities and individuals who conduct their businesses as sole proprietors. We also include individuals who have a management role at SMBs as well as other individuals who can show that they operate a business in the category of SBOs.

Our 17 years of accumulated proprietary data and our AI-driven dynamic risk modeling give us what we believe is a unique ability to assess both the SBOs as individuals and their businesses together as a whole to achieve higher precision in credit evaluation and risk-based loan sizing and pricing in China. We apply risk control measures in our selection of SBO customers while offering larger ticket sizes and longer tenor loans with or without collateral to meet individual entrepreneurs’ working capital needs across their businesses.

This risk management capability is difficult for other players to replicate, leading to substantial unmet SMB loan demand, estimated at RMB44.1 trillion as of the end of 2021 by CIC. Traditional financial institutions encounter significant challenges in risk assessment of SMBs due to high turnover and limited collateral while non-traditional financial service providers backed by internet companies primarily rely on social and other online behavior data to provide lending with smaller ticket size and shorter tenor.

Given their inefficiency in serving SMBs, traditional financial institutions have been turning to partnerships with non-traditional financial service providers to enable an increasing portion of the inclusive SMB loans that they fund. Inclusive loans are loans that are made to qualified borrowers such as SMBs and individuals who have difficulty accessing large-ticket-size credit, and in China, the China Banking and Insurance Regulatory Commission defines inclusive SMB loans as SMB loans that are extended to a single qualified borrower with a total credit line not exceeding RMB10 million.

According to CIC, the demand from SMBs for credit is expected to remain strong going forward, and the PRC government has also announced a number of favorable policies to support SMBs. As owners of SMBs, SBOs also directly benefit from these positive tailwinds.

As of the end of 2021, the total outstanding balance of inclusive SMB loans in China amounted to RMB20.8 trillion, representing a five-year CAGR of 27.9%, and it is expected to grow further to RMB42.7 trillion by the end of 2026 at a CAGR of 15.5%, according to CIC. The percentage of such loans enabled by non-traditional financial service providers increased from 7.8% in 2017 to 12.9% in 2021 while the balance grew at a CAGR of 44.9% over the same period. The proportion enabled by non-traditional financial service providers is expected to increase further to 14.1% in 2026 with the balance growing at a CAGR of 17.7%, outpacing growth of the overall inclusive SMB loan market, according to CIC.

In addition, the outstanding balance of inclusive SMB loans as a percentage of total SMB loans in China increased from 24.9% in 2017 to 41.3% in 2021, and is expected to increase further to 50.2% in 2026, demonstrating significant room as well as willingness for financial institutions to reach previously underserved SMB borrowers. Our business is designed specifically to address the difficulties that SBOs face in accessing credit and to assist financial institution partners in serving the large unfulfilled demand.

Our Value Propositions to SBOs and Financial Institution Partners

Our market leadership in the SBO segment is underpinned by our ability to integrate the resources of our customers and partners, namely SBOs and financial institutions, and to create value for them.

•	Our value proposition for SBOs includes:

•

Attractive products: We offer funding access with considerable flexibility to meet SBOs’ working capital needs at an affordable cost. Our product design and risk assessment approach considers the SBO both as an individual as well as an operator of his or her business, allowing us to price risks more accurately. Our risk management model combines a multi-faceted sub-segmentation algorithm with 17 years of proprietary data, allowing us to offer flexibility in structure (secured, unsecured, or a mixture of both), size (up to RMB10 million for secured and up to RMB1 million for unsecured) and tenor (up to 36 months) at affordable rates.

•

Personal engagement: While our loan application, approval and servicing processes are entirely online, we have a nationwide direct sales force of over 40,000 full-time employees covering over approximately 300 cities across China to understand the individual needs and preferences of our customers. Our agents offer offline support to SBOs and introduce a personal touch into the customer relationship, which is a major point of differentiation from competitors that provide primarily or even exclusively online support to their users.

•

Fast and convenient online experience: We provide a fast and convenient pure online process for our customers. We embed AI, big data, and blockchain technology into each step of our customer journey to minimize manual input for loan application forms and provide a hassle-free experience. We are able to complete the loan approval process as fast as 20 minutes from the start of application for unsecured loans using a single app interface.

•	Our value proposition for financial institutions who are our funding, credit enhancement and product partners includes:

•

Extensive customer sourcing: We enable financial institutions to access tens of millions of SBOs a year across approximately 300 cities in China, making it possible for them to scale up in this priority segment in a cost effective manner, perform targeted marketing and improve their sales efficiency.

•

SBO servicing capabilities (product design, risk analytics, post-loan service): We partner with financial institutions to co-design products for SBOs, and we improve their risk management model by providing them SBO customer insights and analytical tools to price risk. We also offer our funding partners and credit enhancement providers post-loan monitoring and collection services to alleviate their burden in managing troubled assets.

•

Compliant and balanced risk sharing: We align our interest with that of our funding partners by sharing credit risk with them through our licensed financing guarantee subsidiary. Our guarantee model, which distinguishes us from competitors that have adopted a loan facilitation model with minimal risk-sharing, when combined with our strong capital base sets a foundation for us to be compliant and adaptive to the evolving regulatory environment. Our compliant data and risk sharing arrangements allow our funding partners to have controlled risk exposure and better earnings visibility.

Value Creation through Ecosystem Approach

To further strengthen our business model, we launched a new small business owner value-added services platform in November 2022, to foster the growth of an SBO ecosystem that will create greater value for SBOs by deepening connectivity, content and operational service offerings. We have begun to bring in additional service providers to give SBOs access to broader offerings beyond financial products. These include a forum for information exchange, social networking and a suite of digital SaaS solutions. Together, these provide SBOs the necessary connectivity and tools for more effective customer acquisition, easier transaction making and overall improved efficiency.

As our ecosystem evolves, we can deepen the connectivity and engagement between different core participants, enhancing our value creation. We will be able to onboard a much broader set of SBOs to our ecosystem beyond just SBOs with immediate funding needs. By offering comprehensive services to our SBO customers both before and after their financial transactions, we are transforming ourselves into a SBO lifecycle advisor. We believe that this will increase the frequency and depth of customer engagement and enhance the longevity of our customer relationships. The ecosystem is designed to generate powerful self-reinforcing network effects, reinforcing engagement intensity with more customer service offerings, leading to higher customer conversion rate, lower acquisition costs and longer customer life span, thereby lifting our customer lifetime value.

Corporate Information

Our principal executive offices are located at Building No. 6, Lane 2777, Jinxiu East Road, Pudong New District, Shanghai, People’s Republic of China. Our telephone number at this address is +86 21-3863-6278. Our registered office in the Cayman Islands is located at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands . Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168. You can also find information on ir.lufaxholding.com. The information contained on our website is not a part of this prospectus.

Additional information with respect to our company is included in the documents incorporated by reference in this prospectus, including our 2022 Form 20-F and the April Super 6-K. See “Incorporation of Certain Documents by Reference” in this prospectus.

Our Holding Company Structure and Contractual Arrangements with the Consolidated Affiliated Entities

The following diagram illustrates our corporate structure as of the date of this prospectus, including our principal subsidiaries and the principal consolidated affiliated entities:

(1)

Shenzhen Ping An Financial Technology Consulting Co., Ltd, Xinjiang Tongjun Equity Investment Limited Partnership, Shanghai Lanbang Investment Limited Liability Company and Linzhi Jinsheng Investment Management Limited Partnership hold 49.99%, 29.55%, 18.29% and 2.17%, respectively, of the equity interests in each of Shanghai Xiongguo and Shenzhen Lufax Enterprise Management.

Shenzhen Ping An Financial Technology Consulting Co., Ltd is wholly owned by Ping An Insurance. Xinjiang Tongjun Equity Investment Limited Partnership is a limited partnership incorporated under the laws of the PRC, and each of the two individuals, Mr. Wenwei Dou and Ms. Wenjun Wang, owns 50% of Xinjiang Tongjun Equity Investment Limited Partnership’s interests. Shanghai Lanbang Investment Limited Liability Company is a company incorporated under the laws of the PRC, and each of the two individuals, Mr. Xuelian Yang and Mr. Jingkui Shi, owns 50% of Shanghai Lanbang Investment Limited Liability Company’s shares. Linzhi Jinsheng Investment Management Limited Partnership is a limited partnership incorporated under the laws of the PRC, and Mr. Xuelian Yang owns 60% and Mr. Jingkui Shi owns 40% of Linzhi Jinsheng Investment Management Limited Partnership’s interests.

(2)

Shanghai Xiongguo and Shanghai Huikang Information Technology Co., Ltd. hold 99.995% and 0.005%, respectively, of the equity interests in Shanghai Lufax. Shanghai Xiongguo holds 100% of the equity interests in Shanghai Huikang Information Technology Co., Ltd., which in turn beneficially owns 100% of the equity interests in Shanghai Lufax.

(3)	Ping An Puhui Enterprises Management holds the remaining 9.375% of the equity interests in Chongqing Jin’an Microloan Co., Ltd.
(4)	Ping An Insurance holds the remaining 30% of the equity interests in Ping An Consumer Finance Co., Ltd.

Lufax Holding Ltd is not an operating company in China but a Cayman Islands holding company with no equity ownership in its consolidated affiliated entities. We conduct operations in China through (i) our PRC subsidiaries, (ii) the consolidated affiliated entities with which we have contractual arrangements, and (iii) the subsidiaries of the consolidated affiliated entities. PRC laws and regulations restrict and impose conditions on foreign ownership and investment in certain internet-based businesses. Accordingly, we operate these businesses in China through the consolidated affiliated entities and their subsidiaries, and rely on contractual arrangements among our PRC subsidiaries, the consolidated affiliated entities and their respective shareholders to control the business operations of the consolidated affiliated entities and their subsidiaries. This structure provides investors with exposure to foreign investment in China-based companies where PRC laws and regulations prohibit or restrict direct foreign investment in operating companies in certain sectors. Revenues contributed by the consolidated affiliated entities and their subsidiaries accounted for 3.0%, 2.5%, and 1.7% of our total revenues for 2020, 2021 and 2022, respectively. As used in this prospectus, “we,” “us,” “our company” and “our” refer to Lufax Holding Ltd, its subsidiaries, and, in the context of describing our operations and consolidated financial information, the consolidated affiliated entities in China and their subsidiaries, including but not limited to (i) Shanghai Xiongguo, which was established in December 2014 and ultimately holds all equity interests of Shanghai Lufax, (ii) Shanghai Lufax, which was established in September 2011 and currently operates the online wealth management business, and (iii) Shenzhen Lufax Enterprise Management, which was established in May 2018 and currently has a wholly owned subsidiary that holds an ICP license and operates an SBO value-added services platform under the brand of Ludiantong. The consolidated affiliated entities are PRC companies conducting operations in China, and their financial results have been consolidated into our consolidated financial statements under IFRS for accounting purposes. Investors in our ADSs are not purchasing equity interests in the consolidated affiliated entities in China but instead are purchasing equity interests in a holding company incorporated in the Cayman Islands, and may never directly hold equity interests in the consolidated affiliated entities in China.

A series of contractual agreements, including exclusive business cooperation agreements, voting proxy agreements, share pledge agreements, exclusive option agreements, letters of undertakings and spousal consent letters, have been entered into by and among our PRC subsidiaries, the consolidated affiliated entities and their respective shareholders. As a result of the contractual arrangements, we are able to direct the activities of and are considered the primary beneficiary of the consolidated affiliated entities, and we have consolidated their financial results in our consolidated financial statements. For more details of these contractual arrangements, see “Item 4. Information on the Company—C. Organizational Structure—Contractual Arrangements with the Principal Consolidated Affiliated Entities” in our 2022 Form 20-F and see “Contractual Arrangements” in Exhibit 99.1 to the April Super 6-K.

However, the contractual arrangements may not be as effective as equity ownership in providing us with control over the consolidated affiliated entities and we may incur substantial costs to enforce the terms of the arrangements. In addition, as of the date of this prospectus, the legality and enforceability of these contractual arrangements, as a whole, have not been tested in any PRC court. There is no guarantee that these contractual arrangements, as a whole, would be enforceable if they were tested in a PRC court, and we may incur substantial costs to enforce the terms of the arrangements. See “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Corporate Structure—The contractual arrangements with the consolidated affiliated entities and their shareholders may not be as effective as equity ownership in providing operational control or enabling us to derive economic benefits” and “—The shareholders of the consolidated affiliated entities may have actual or potential conflicts of interest with us, which may adversely affect our business and financial condition” in our 2022 Form 20-F for details.

There are also substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules regarding the rights of our Cayman Islands holding company with respect to its contractual arrangements with the consolidated affiliated entities and their shareholders. It is uncertain whether any new PRC laws or regulations relating to the contractual arrangements of the consolidated affiliated entities will be adopted or, if adopted, what they would provide. If we or the consolidated affiliated entities are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures. See “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Corporate Structure—If the PRC government finds that the agreements that establish the structure for operating some of our operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations” in our 2022 Form 20-F for details.

Our corporate structure is subject to risks associated with our contractual arrangements with the consolidated affiliated entities. If the PRC government deems that our contractual arrangements with the consolidated affiliated entities do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change or are interpreted differently in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations. Our holding company, our PRC subsidiaries, the consolidated affiliated entities and their subsidiaries, and investors of our company face uncertainty about potential future actions by the PRC government that could affect the enforceability of the contractual arrangements with the consolidated affiliated entities and, consequently, significantly affect the financial performance of the consolidated affiliated entities and our company as a whole. The PRC regulatory authorities could disallow the contractual arrangements structure, which would likely result in a material change in our operations and cause the value of our securities to significantly decline or become worthless. For a detailed description of the risks associated with our corporate structure, please refer to risks disclosed under “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Corporate Structure” in our 2022 Form 20-F.

We face various legal and operational risks and uncertainties related to doing business in China. Our business operations are primarily conducted through the consolidated affiliated entities and their subsidiaries in China, and we are subject to complex and evolving PRC laws and regulations. For example, we face risks associated with regulatory approvals on offshore offerings, anti-monopoly regulatory actions, and oversight on cybersecurity and data privacy, which may impact our ability to conduct certain businesses, accept foreign investments, or list on a United States or other foreign exchange. These risks could result in a material adverse change in our operations and the value of our ADSs, significantly limit or completely hinder our ability to continue to offer securities to investors, or cause the value of such securities to significantly decline or become worthless. For a detailed description of risks relating to doing business in China, please refer to risks disclosed under “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in China” in our 2022 Form 20-F and “Risk Factors—Risks Relating to Doing Business in China” in Exhibit 99.1 to the April Super 6-K.

The PRC government’s significant authority in regulating our operations and its oversight and control over offerings conducted overseas by, and foreign investment in, China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. Implementation of industry-wide regulations, including data security or anti-monopoly related regulations, of this nature may cause the value of such securities to significantly decline. For more details, see “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in China—The PRC government’s significant oversight and discretion over our business operations could result in a material adverse change in our operations and the value of our ADSs” in our 2022 Form 20-F.

Risks and uncertainties arising from the legal system in China, including risks and uncertainties regarding the enforcement of laws and quickly evolving rules and regulations in China, could result in a material adverse change in our operations and the value of our ADSs. For more details, see “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in China—Uncertainties with respect to the PRC legal system could adversely affect us” and “—We may be adversely affected by the complexity, uncertainties and changes in PRC regulation of internet-related businesses and companies” in our 2022 Form 20-F.

The Holding Foreign Companies Accountable Act

Pursuant to the HFCAA, if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspections by the PCAOB for two consecutive years, the SEC will prohibit our shares or the ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States. On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, including our auditor.

In May 2022, the SEC conclusively listed us as a Commission-Identified Issuer under the HFCAA following the filing of our annual report on Form 20-F for the fiscal year ended December 31, 2021. On

December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. For this reason, we do not expect to be identified as a Commission-Identified Issuer under the HFCAA after we filed the annual report on Form 20-F for the fiscal year ended December 31, 2022 on April 7, 2023.

Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong and we continue to use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a Commission-Identified Issuer for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the prohibition on trading under the HFCAA. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—The PCAOB had historically been unable to inspect our auditor in relation to their audit work performed for our financial statements and the inability of the PCAOB to conduct inspections of our auditor in the past has deprived our investors with the benefits of such inspections” and “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—Our ADSs may be prohibited from trading in the United States under the HFCAA in the future if the PCAOB is unable to inspect or investigate completely auditors located in China. The delisting of the ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment” in our 2022 Form 20-F.

Permissions Required from the PRC Authorities for Our Operations

Our operations in China are governed by PRC laws and regulations. As of the date of this prospectus, our PRC subsidiaries and the consolidated affiliated entities and their subsidiaries have obtained the requisite licenses and permits from the PRC governmental authorities that are material for the business operations of our holding company and the consolidated affiliated entities in China, including, among others, the financing guarantee business operation license and the financial business permit. Given the uncertainties of interpretation and implementation of laws and regulations and the enforcement practice of government authorities, we may be required to obtain additional licenses, permits, filings or approvals for the products and services we provide in the future. If we, our subsidiaries, the consolidated affiliated entities or their subsidiaries do not receive or maintain any necessary permissions or approvals from PRC authorities to operate business or offer securities, or inadvertently conclude that such permissions or approvals are not required, or if applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future, we cannot assure you that we will be able to obtain the necessary permissions or approvals in a timely manner, or at all, and such approvals may be rescinded even if obtained. Any such circumstance could subject us to penalties, including fines, suspension of business and revocation of required licenses, significantly limit or completely hinder our ability to continue to offer securities to investors, and cause the value of such securities to significantly decline or become worthless. For more detailed information, see “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Business and Industry—Any failure to obtain, renew or retain the requisite approvals, licenses or permits applicable to our business may have a material adverse effect on our retail credit and enablement business, financial condition and results of operations” in our 2022 Form 20-F.

Furthermore, as advised by Haiwen & Partners, our PRC counsel, for historical issuances of securities to foreign investors, under current PRC laws, regulations and regulatory rules, as of the date of this prospectus, we (i) are not required to obtain permissions from the China Securities Regulatory Commission, or the CSRC, (ii) are not required to go through cybersecurity review by the Cyberspace Administration of China, and (iii) have neither received nor were denied such requisite permissions by any PRC authority. However, the PRC government has promulgated certain regulations and rules to exert more oversight and control over offerings that are conducted overseas or foreign investment in China-based issuers. On February 17, 2023, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies and five supporting guidelines, or, collectively, the Filing Measures, effective March 31, 2023. According to the Filing Measures, domestic companies in the PRC that directly or indirectly offer or list their securities in an overseas market are required to file with the CSRC. In addition, an overseas listed company must also submit the filing with respect to its follow-on offerings, issuance of convertible corporate bonds and exchangeable bonds, and other equivalent offering activities, within a specific time frame requested under the Filing Measures. Therefore, we will be required to file with the CSRC for our overseas offering of equity and equity linked securities in the future within the applicable scope of the Filing Measures. For more detailed information, see “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in China—The approval of and filings with the CSRC or other PRC governmental authorities may be required in connection with our offshore listings under PRC law, and, if required, we cannot predict whether we will be able to obtain such approval or complete such filings or how long they might take” in our 2022 Form 20-F and “Risk Factors—Risks Relating to Doing Business in China—The approval of and filings with the CSRC or other PRC government authorities may be required in connection with our offshore listings under PRC law, and, if required, we cannot predict whether we will be able to obtain such approval or complete such filings or how long they might take” in Exhibit 99.1 to the April Super 6-K.

Cash and Asset Flows through Our Organization

Lufax Holding Ltd is a holding company with no operations of its own. We conduct operations in China primarily through our PRC subsidiaries and the consolidated affiliated entities and their subsidiaries in China. As a result, although other means are available for us to obtain financing at the holding company level, Lufax Holding Ltd’s ability to pay dividends to its shareholders and investors of the ADSs and to service any debt it may incur may depend upon dividends paid by our PRC subsidiaries and technical and consulting service fees paid by the consolidated affiliated entities in China. If any of our PRC subsidiaries or the consolidated affiliated entities incurs debt on its own behalf in the future, the instruments governing such debt may restrict our PRC subsidiaries’ ability to pay dividends to Lufax Holding Ltd or the consolidated affiliated entities’ ability to pay technical and consulting service fees. In addition, our PRC subsidiaries are permitted to pay dividends to Lufax Holding Ltd only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Further, our PRC subsidiaries and the consolidated affiliated entities are required to make appropriations to certain statutory reserve funds or may make appropriations to certain discretionary funds, which are not distributable as cash dividends except in the event of a solvent liquidation of the companies. For more details, see “Item 5. Operating and Financial Review and Prospects—B. Liquidity and Capital Resources—Holding Company Structure” in our 2022 Form 20-F.

Under PRC laws and regulations, our PRC subsidiaries and the consolidated affiliated entities are subject to restrictions with respect to paying dividends or otherwise transferring any of their net assets to us. Remittance of dividends by a wholly foreign-owned enterprise out of China is also subject to examination by the banks designated by the State Administration of Foreign Exchange, or SAFE. Furthermore, cash transfers from our PRC subsidiaries and the consolidated affiliated entities to entities outside of China are subject to PRC government controls on currency conversion. To the extent cash in our business is in the PRC or a PRC entity, such cash may not be available to fund operations or for other use outside of the PRC due to restrictions and limitations imposed by the governmental authorities on the ability of us, our subsidiaries, or the consolidated affiliated entities to transfer cash outside of the PRC. Shortages in the availability of foreign currency may temporarily delay the ability of our PRC subsidiaries and the consolidated affiliated entities to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. In view of the foregoing, to the extent cash in our business is held in China or by a PRC entity, such cash may not be available to fund operations or for other use outside of the PRC. For risks relating to the fund flows of our operations in China, see “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in China—We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business” and “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in China—Governmental control of currency conversion may limit our ability to utilize our income effectively and affect the value of your investment” in our 2022 Form 20-F.

For the years ended December 31, 2020, 2021 and 2022, no dividends or distributions were made to Lufax Holding Ltd, the parent company, by our subsidiaries.

Under PRC law, Lufax Holding Ltd may provide funding to our PRC subsidiaries only through capital contributions or loans, and to the consolidated affiliated entities only through loans, subject to satisfaction of government registration and approval requirements.

For the years ended December 31, 2020, 2021 and 2022, Lufax Holding Ltd provided capital contributions of RMB1.9 billion, RMB0.1 billion and nil, respectively, to its subsidiaries and received capital return of nil, nil and RMB17.4 million (US$2.5 million), respectively, from its subsidiaries. For the years ended December 31, 2020, 2021 and 2022, Lufax Holding Ltd provided loans with principal amount of RMB9.5 billion, RMB3.7 billion and RMB0.2 billion (US$0.0 billion), respectively, to its subsidiaries, and the subsidiaries repaid principal amount of RMB2.4 billion, RMB7.2 billion and RMB12.4 billion (US$ 1.8 billion), respectively, to Lufax Holding Ltd.

The consolidated affiliated entities may transfer cash to the relevant PRC subsidiaries by paying technical and consulting service fees according to the exclusive business cooperation agreements. Pursuant to these agreements between each of the consolidated affiliated entities and its corresponding PRC subsidiary, each of the consolidated affiliated entities agrees to pay service fees to the relevant PRC subsidiary on a quarterly basis. For the years ended December 31, 2020, 2021 and 2022, the service fees paid by the consolidated affiliated entities to the PRC subsidiaries pursuant to the exclusive business cooperation agreements were RMB1,034.7 million, RMB433.6 million and RMB101.3 million (US$14.7 million), respectively. If there is any amount payable to relevant PRC subsidiaries under the contractual arrangements, the consolidated affiliated entities will settle the amount accordingly.

The following table is a summary of cash transfers that have occurred between our subsidiaries and the consolidated affiliated entities:

	For the Year Ended December 31,
	2020	2021	2022
	(RMB in thousands)
Cash paid by the consolidated affiliated entities to our subsidiaries under service agreements(1)	(1,034,656)	(433,609)	(101,290)
Cash paid by the consolidated affiliated entities to our subsidiaries as advance payments(1)	(501,717)	(466,227)	(83)
Cash received by the consolidated affiliated entities from our subsidiaries as advance payments(1)	982	29,116	9,348
Net cash received/(paid) for intra-group centralized cash management activities by the consolidated affiliated entities to our subsidiaries for operating activities(1)(7)	384,281	2,239,892	(533,569)
Collection of loans by the consolidated affiliated entities from our subsidiaries for intra-group investing(2)	4,813,732	1,064,669	158
Cash paid as loans by the consolidated affiliated entities to our subsidiaries for intra-group investing(3)	(240,000)	(500,000)	—
Cash received by the consolidated affiliated entities from our subsidiaries for sale of intangible assets(4)	—	—	15,035
Cash paid by the consolidated affiliated entities from our subsidiaries for purchase of intangible assets(4)	—	(15,023)	—
Net cash received/(paid) for intra-group centralized cash management activities by the consolidated affiliated entities to our subsidiaries for investing activities(4)(7)	501,185	(720,304)	549,231
Repayment of loans by the consolidated affiliated entities to our subsidiaries for intra-group financing(5)	(9,031,546)	(17,114,012)	(10,755,583)
Cash received as loans by the consolidated affiliated entities from our subsidiaries for intra-group financing(6)	16,096,040	9,774,001	4,617,000

Notes:

(1)

Represents “Inter-company cash flow” under operating activities of the consolidated affiliated entities and consolidated affiliated entities’ subsidiaries as in the condensed consolidating schedule of cash flow data.

(2)

Represents “Receipts of repayments of the advances from consolidated entities” of the consolidated affiliated entities and consolidated affiliated entities’ subsidiaries as in the condensed consolidating schedule of cash flow data which represents the collection of loans by the consolidated affiliated entities and consolidated affiliated entities’ subsidiaries from consolidated entities.

(3)

Represents “Payment for advances to consolidated entities” of the consolidated affiliated entities and consolidated affiliated entities’ subsidiaries as in the condensed consolidating schedule of cash flow data which represents the cash paid as loans by the consolidated affiliated entities and consolidated affiliated entities’ subsidiaries to consolidated entities.

(4)

Represents “Inter-company cash flow” under investing activities of the consolidated affiliated entities and consolidated affiliated entities’ subsidiaries as in the condensed consolidating schedule of cash flow data.

(5)

Represents “Repayment for advances to consolidated entities” of the consolidated affiliated entities and consolidated affiliated entities’ subsidiaries as in the condensed consolidating schedule of cash flow data which represents the repayment of loans by the consolidated affiliated entities and consolidated affiliated entities’ subsidiaries to consolidated entities.

(6)

Represents “Receipts of advances from consolidated entities” of the consolidated affiliated entities and consolidated affiliated entities’ subsidiaries as in the condensed consolidating schedule of cash flow data which represents the cash received as loans by consolidated affiliated entities and consolidated affiliated entities’ subsidiaries from consolidated entities.

(7)

The centralized cash management activities involve a large number of high-frequency transactions, and the gross presentation is so large and does not reflect any substances of its economic activities, so it is presented on a net basis here. For the subsidiary of consolidated affiliated entity that purely operates the centralized cash management function, the relevant cash flows were recorded as operating activities while for other subsidiaries or consolidated affiliated entities and their subsidiaries that participate in the cash management function, the relevant cash flows were recognized as investment or financing activities. Due to frequent and short-term capital transactions, presenting them on a net basis is more practical.

For the years ended December 31, 2020, 2021 and 2022, no transfers of other assets, dividends or distributions were made between the holding company, our subsidiaries, and the consolidated affiliated entities.

On March 9, 2023, our board of directors approved a revised semi-annual cash dividend policy. Under the revised dividend policy, starting from 2023, we will declare and distribute a recurring cash dividend semi-annually in which the aggregate amount of the semi-annual dividend distributions for each year is equivalent to approximately 20% to 40% of our net profit in such fiscal year, or as otherwise authorized by the board of directors. The determination to make dividend distributions and the exact amount of such distributions in any particular semi-annual period will be based upon our operations and earnings, cash flow, financial condition, and other relevant factors, and subject to adjustment and determination by the board of directors. See “Item 8. Financial Information—A. Consolidated Statements and Other Financial Information—Dividend Policy” in our 2022 Form 20-F. For PRC and United States federal income tax considerations of an investment in our ADSs, see “Item 10. Additional Information—E. Taxation” in our 2022 Form 20-F.

On March 9, 2022, we announced a cash dividend of US$0.68 per ordinary share (US$0.34 per ADS) with a record date of April 8, 2022. On August 4, 2022, we announced a cash dividend of US$0.34 per ordinary share (US$0.17 per ADS) for the six-month period ended June 30, 2022 with a record date of October 13, 2022. On March 13, 2023, we announced a cash dividend of US$0.10 per ordinary share (US$0.05 per ADS) for the six-month period ended December 31, 2022 with a record date of April 7, 2023. For the years ended December 31, 2020, 2021 and 2022, dividends made to U.S. investors were nil, nil and RMB7,628.6 million (US$1,106.0 million).

Under the current laws of the Cayman Islands, Lufax Holding Ltd is not subject to tax on income or capital gains. Payments of dividends to its shareholders are not subject to any Cayman Islands withholding tax. For purposes of illustration, the following discussion reflects the hypothetical taxes that might be required to be paid in China and Hong Kong, assuming that we have taxable earnings in the consolidated affiliated entities and we pay a dividend to shareholders of Lufax Holding Ltd:

Taxation Scenario
Statutory Tax and Standard
Hypothetical pre-tax earnings in the consolidated affiliated entities(1)	100.00%
Tax on earnings at statutory rate of 25% at the level of the wholly foreign-owned enterprise(2)	(25.00)%
Net earnings available for distribution	75.00%
Withholding tax at standard rate of 10%(3)	(7.50)%
Net distributions to Lufax Holding Ltd/Shareholders	67.50%

Notes:

(1)	For purposes of this example, the tax calculation has been simplified. The hypothetical book pre-tax earnings amount is assumed to equal Chinese taxable income.
(2)

Certain of our subsidiaries and consolidated affiliated entities qualify for a 15% preferential income tax rate in China. However, such rate is subject to qualification, is temporary in nature, and may not be available in a future period when distributions are paid. For purposes of this hypothetical example, the table above reflects a maximum tax scenario under which the full statutory rate would be effective.

(3)

The PRC Enterprise Income Tax Law imposes a withholding income tax of 10% on dividends distributed by a foreign invested enterprise to its immediate holding company outside of China. A lower withholding income tax rate of 5% is applied if the foreign invested enterprise’s immediate holding company is a tax resident in Hong Kong, subject to a qualification review at the time of the distribution. For purposes of this hypothetical example, the table above assumes a maximum tax scenario under which the full withholding tax would be applied.

The table above has been prepared under the assumption that all profits of the consolidated affiliated entities will be distributed as fees to our PRC subsidiaries under tax neutral contractual arrangements. If, in the future, the accumulated earnings of the consolidated affiliated entities exceed the service fees paid to our PRC subsidiaries (or if the current and contemplated fee structure between the intercompany entities is determined to be non-substantive and disallowed by Chinese tax authorities), the consolidated affiliated entities could make a non-deductible transfer to our PRC subsidiaries for the amounts of the stranded cash in the consolidated affiliated entities. This would result in such transfer being non-deductible expenses for the consolidated affiliated entities but still taxable income for the PRC subsidiaries. Such a transfer and the related tax burdens would reduce our after-tax income to approximately 50.6% of the pre-tax income. We believe that there is only a remote possibility that this scenario would happen.

Financial Information Related to the Consolidated Affiliated Entities

The following tables present the condensed consolidating schedule of financial position for the consolidated affiliated entities and other entities as of the dates presented.

Selected Condensed Consolidating Statements of Operations Information

	For the Year Ended December 31, 2022
	Lufax Holding Ltd	Subsidiaries That Are Not Primary Beneficiaries of Consolidated Affiliated Entities	Primary Beneficiaries of Consolidated Affiliated Entities	Consolidated Affiliated Entities and Consolidated Affiliated Entities’ Subsidiaries	Elimination	Consolidated
	(RMB in thousands)
Technology platform-based income	—	27,456,609	1,256,039	505,784	—	29,218,432
Net interest income	—	18,981,376	—	—	—	18,981,376
Guarantee income	—	7,372,509	—	—	—	7,372,509
Other income	—	1,180,841	56,403	760	—	1,238,004
Investment income	4,667	860,985	136,350	303,623	—	1,305,625
Share of net profit/(loss) of investments accounted for using the equity method	—	—	(218)	—	—	(218)
Inter-company revenues(1)(3)	34,028	(70,828)	2,656,042	156,029	(2,775,271)	—
Income/(loss) from subsidiaries(2)	10,683,088	163,230	—	—	(10,846,318)	—
Loss of the consolidated affiliated entities	—	—	(351,180)	—	351,180	—

Total income	10,721,783	55,944,722	3,753,436	966,196	(13,270,409)	58,115,728
Operating expenses	(113,983)	(23,207,619)	(3,419,557)	(148,192)	—	(26,889,351)
Credit impairment losses	6,525	(16,183,163)	(44,963)	(328,864)	—	(16,550,465)
Asset impairment losses	—	(7,101)	—	(420,007)	—	(427,108)
Finance costs	(1,753,486)	546,691	(73,922)	41,725	—	(1,238,992)
Other gains/(losses)—net	(161,917)	36,186	(34,050)	163,240	—	3,459
Inter-company expenses(1)(3)	447	(2,132,463)	(66,242)	(540,809)	2,739,067	—

Total expenses	(2,022,414)	(40,947,469)	(3,638,734)	(1,232,907)	2,739,067	(45,102,457)
Profit before income tax	8,699,369	14,997,253	114,702	(266,711)	(10,531,342)	13,013,271
Less: Income tax expenses	—	(4,160,102)	48,839	(126,969)	—	(4,238,232)

Net profit for the year	8,699,369	10,837,151	163,541	(393,680)	(10,531,342)	8,775,039

Net profit/(loss) attributable to: Owners of Lufax Holding Ltd	8,699,369	10,683,088	163,541	(393,798)	(10,452,831)	8,699,369
Non-controlling interests	—	154,063	—	118	(78,511)	75,670

	8,699,369	10,837,151	163,541	(393,680)	(10,531,342)	8,775,039

	For the Year Ended December 31, 2021
	Lufax Holding Ltd	Subsidiaries That Are Not Primary Beneficiaries of Consolidated Affiliated Entities	Primary Beneficiaries of Consolidated Affiliated Entities	Consolidated Affiliated Entities and Consolidated Affiliated Entities’ Subsidiaries	Elimination	Consolidated
	(RMB in thousands)
Technology platform-based income(i)	—	36,018,357	917,668	1,358,292	—	38,294,317
Net interest income	—	14,174,231	—	—	—	14,174,231
Guarantee income	—	4,370,342	—	—	—	4,370,342
Other income	—	3,860,371	5,925	9,111	—	3,875,407
Investment income	2,289	712,174	215,380	221,910	—	1,151,753
Share of net profit of investments accounted for using the equity method	—	—	(3,428)	(27,715)	—	(31,143)
Inter-company revenues(1)(3)	57,717	320,693	2,442,604	5,249	(2,826,263)	—
Income/(loss) from subsidiaries(2)	18,035,463	(511,184)	—	—	(17,524,279)	—
Loss of the consolidated affiliated entities	—	—	(604,442)	—	604,442	—

Total income	18,095,469	58,944,984	2,973,707	1,566,847	(19,746,100)	61,834,907
Operating expenses	(113,056)	(26,446,062)	(3,303,952)	(330,914)	—	(30,193,984)
Credit impairment losses	49	(6,315,341)	(10,901)	(317,534)	—	(6,643,727)
Asset impairment losses	—	(814,558)	(283,809)	(2,515)	—	(1,100,882)
Finance costs	(1,380,292)	360,141	(90,530)	115,166	—	(995,515)
Other gains/(losses)—net	197,807	267,902	32,137	1,533	—	499,379
Inter-company expenses(1)(3)	6,916	(1,703,489)	11,700	(1,422,021)	3,106,894	—

Total expenses	(1,288,576)	(34,651,407)	(3,645,355)	(1,956,285)	3,106,894	(38,434,729)
Profit before income tax	16,806,893	24,293,577	(671,648)	(389,438)	(16,639,206)	23,400,178
Less: Income tax expenses	(2,513)	(6,496,596)	65,495	(257,504)	—	(6,691,118)

Net profit for the year	16,804,380	17,796,981	(606,153)	(646,942)	(16,639,206)	16,709,060

Net profit/(loss) attributable to: Owners of Lufax Holding Ltd	16,804,380	18,035,463	(606,153)	(646,942)	(16,782,368)	16,804,380
Non-controlling interests	—	(238,482)	—	—	143,162	(95,320)

	16,804,380	17,796,981	(606,153)	(646,942)	(16,639,206)	16,709,060

Note:

(i)

Starting from 2022, we report technology platform-based income in two categories—retail credit and enablement service fees and other technology platform-based income, to provide more relevant information. We also revised the comparative period presentation to conform to current period classification.

	For the Year Ended December 31, 2020
	Lufax Holding Ltd	Subsidiaries That Are Not Primary Beneficiaries of Consolidated Affiliated Entities	Primary Beneficiaries of Consolidated Affiliated Entities	Consolidated Affiliated Entities and Consolidated Affiliated Entities’ Subsidiaries	Elimination	Consolidated
	(RMB in thousands)
Technology platform-based income(i):	—	39,522,943	316,584	1,382,315	—	41,221,842
Net interest income	—	7,750,460	—	—	—	7,750,460
Guarantee income	—	601,644	—	—	—	601,644
Other income	—	1,510,914	—	6,128	—	1,517,042
Investment income	—	573,389	125,069	241,441	—	939,899
Share of net profit of investments accounted for using the equity method	—	—	2,594	12,243	—	14,837
Inter-company revenues(1)(3)	113,793	185,087	783,678	(70,159)	(1,012,399)	—
Income/(loss) from subsidiaries(2)	15,149,508	(326,178)	—	—	(14,823,330)	—
Loss of the consolidated affiliated entities	—	—	(99,616)	—	99,616	—

Total income	15,263,301	49,818,259	1,128,309	1,571,968	(15,736,113)	52,045,724
Operating expenses	(91,233)	(26,185,153)	(1,860,502)	(475,591)	—	(28,612,479)
Credit impairment losses	3,555	(2,988,319)	(2,718)	(47,706)	—	(3,035,188)
Asset impairment losses	—	(7,168)	—	—	—	(7,168)
Finance costs	(2,901,518)	84,426	(21,624)	(26,938)	—	(2,865,654)
Other gains/(losses)—net	75,968	298,868	16,522	(7,088)	—	384,270
Inter-company expenses(1)(3)	4,041	(587,644)	(30,888)	(1,012,435)	1,626,926	—

Total expenses	(2,909,187)	(29,384,990)	(1,899,210)	(1,569,758)	1,626,926	(34,136,219)
Profit before income tax	12,354,114	20,433,269	(770,901)	2,210	(14,109,187)	17,909,505
Less: Income tax expenses	—	(5,460,047)	(28,892)	(144,326)	—	(5,633,265)

Net profit for the year	12,354,114	14,973,222	(799,793)	(142,116)	(14,109,187)	12,276,240

Net profit/(loss) attributable to: Owners of Lufax Holding Ltd	12,354,114	15,149,508	(799,793)	(142,116)	(14,207,599)	12,354,114
Non-controlling interests	—	(176,286)	—	—	98,412	(77,874)

	12,354,114	14,973,222	(799,793)	(142,116)	(14,109,187)	12,276,240

Note:

(i)

Starting from 2022, we report technology platform-based income in two categories—retail credit and enablement service fees and other technology platform-based income, to provide more relevant information. We also revised the comparative period presentation to conform to current period classification.

Selected Condensed Consolidating Balance Sheets Information

	As of December 31, 2022
	Lufax Holding Ltd	Subsidiaries That Are Not Primary Beneficiaries of Consolidated Affiliated Entities	Primary Beneficiaries of Consolidated Affiliated Entities	Consolidated Affiliated Entities and Consolidated Affiliated Entities’ Subsidiaries	Elimination	Consolidated
	(RMB in thousands)
ASSETS
Cash at bank	1,644,302	39,262,021	526,040	2,449,764	—	43,882,127
Restricted cash	—	25,975,201	—	533,430	—	26,508,631
Financial assets at fair value through profit or loss	767,636	23,950,065	39,097	4,332,649	—	29,089,447
Financial assets at amortized cost	6,814	528,331	1,629,734	2,551,569	—	4,716,448
Accounts and other receivables and contract assets	925,798	12,246,665	1,013,976	1,571,696	—	15,758,135
Loans to customers	—	211,446,645	—	—	—	211,446,645
Investments accounted for using the equity method	—	—	39,271	—	—	39,271
Investment in subsidiaries(2)(6)	106,288,653	9,754,538	—	—	(116,043,191)	—

Net assets of the consolidated affiliated entities	—	—	(967,425)	—	967,425	—
Assets arising from intra-group transactions(1)	—	3,702	110,117	10,328	(124,147)	—
Amounts due from consolidated entities(4)	850,333	5,141,170	9,866,828	2,412,424	(18,270,755)	—
Other assets(5)	—	17,139,782	397,099	285,222	—	17,822,103

Total assets	110,483,536	345,448,120	12,654,737	14,147,082	(133,470,668)	349,262,807

LIABILITIES
Payable to platform investors	—	185,561	—	1,383,806	—	1,569,367

Borrowings	136,014	35,344,846	1,434,653	—	—	36,915,513
Bond payable	—	2,143,348	—	—	—	2,143,348
Accounts and other payables and contract liabilities	3,802,566	7,336,063	352,711	707,314	—	12,198,654
Payable to investors of consolidated structured entities	—	177,105,210	—	42,516	—	177,147,726
Convertible promissory note payable	5,164,139	—	—	—	—	5,164,139
Optionally convertible promissory notes	8,142,908	—	—	—	—	8,142,908

Amounts due to consolidated entities(4)	4,117	3,012,166	629,106	14,625,366	(18,270,755)	—
Other liabilities(5)	43,946	10,496,140	462,140	192,251	—	11,194,477

Total liabilities	17,293,690	235,623,334	2,878,610	16,951,253	(18,270,755)	254,476,132

EQUITY
Total equity attributable to owners of the company(1)	93,189,846	106,288,653	9,776,127	(2,805,289)	(113,259,491)	93,189,846

Non-controlling interests(6)	—	3,536,133	—	1,118	(1,940,422)	1,596,829

Total equity	93,189,846	109,824,786	9,776,127	(2,804,171)	(115,199,913)	94,786,675

Total liabilities and equity	110,483,536	345,448,120	12,654,737	14,147,082	(133,470,668)	349,262,807

	As of December 31, 2021
	Lufax Holding Ltd	Subsidiaries That Are Not Primary Beneficiaries of Consolidated Affiliated Entities	Primary Beneficiaries of Consolidated Affiliated Entities	Consolidated Affiliated Entities and Consolidated Affiliated Entities’ Subsidiaries	Elimination	Consolidated
	(RMB in thousands)
ASSETS
Cash at bank	1,813,616	32,000,349	24,862	904,361	—	34,743,188
Restricted cash	—	28,752,100	—	1,701,439	—	30,453,539
Financial assets at fair value through profit or loss	383,888	21,470,668	112,163	9,056,492	—	31,023,211
Financial assets at amortized cost	—	1,202,102	1,219,883	1,362,628	—	3,784,613
Accounts and other receivables and contract assets	991,591	18,968,842	549,617	1,834,723	—	22,344,773
Loans to customers	—	214,972,110	—	—	—	214,972,110
Investments accounted for using the equity method	—	—	39,489	420,007	—	459,496
Investment in subsidiaries(2)(6)	95,872,302	9,584,513	—	—	(105,456,815)	—

Net assets of the consolidated affiliated entities	—	—	(660,588)	—	660,588	—
Assets arising from intra-group transactions(1)	—	9,925	152,489	3,911	(166,325)	—
Amounts due from consolidated entities(4)	12,496,694	10,716,718	13,353,329	535,200	(37,101,941)	—
Other assets(5)	—	16,383,267	366,216	5,903,073	—	22,652,556

Total assets	111,558,091	354,060,594	15,157,460	21,721,834	(142,064,493)	360,433,486

LIABILITIES
Payable to platform investors	—	106,247	—	2,641,644	—	2,747,891

Borrowings	319,926	22,017,940	3,171,769	417,782	—	25,927,417
Accounts and other payables and contract liabilities	73,968	7,213,233	739,400	787,654	—	8,814,255
Payable to investors of consolidated structured entities	—	195,401,380	—	44,760	—	195,446,140
Convertible promissory note payable	10,669,498	—	—	—	—	10,669,498
Optionally convertible promissory notes	7,405,103	—	—	—	—	7,405,103
Amounts due to consolidated entities(4)	960	16,126,075	1,147,772	19,827,134	(37,101,941)	—
Other liabilities(5)	34,941	13,957,426	489,348	382,264	—	14,863,979

Total liabilities	18,504,396	254,822,301	5,548,289	24,101,238	(37,101,941)	265,874,283
EQUITY
Total equity attributable to owners of the company(1)	93,053,695	95,872,302	9,609,171	(2,380,404)	(103,101,069)	93,053,695

Non-controlling interests(6)	—	3,365,991	—	1,000	(1,861,483)	1,505,508

Total equity	93,053,695	99,238,293	9,609,171	(2,379,404)	(104,962,552)	94,559,203

Total liabilities and equity	111,558,091	354,060,594	15,157,460	21,721,834	(142,064,493)	360,433,486

Selected Condensed Consolidating Cash Flows Information

	For the Year Ended December 31, 2022
	Lufax Holding Ltd	Subsidiaries That Are Not Primary Beneficiaries of Consolidated Affiliated Entities	Primary Beneficiaries of Consolidated Affiliated Entities	Consolidated Affiliated Entities and Consolidated Affiliated Entities’ Subsidiaries	Elimination	Consolidated
	(RMB in thousands)
Cash flows from operating activities
Inter-company cash flow(3)(7)	—	(837,108)	55,488	(625,594)	1,407,214	—
Reclassification(8)	—	—	—	1,487,448	(1,487,448)	—
Other operating activities	166,134	6,000,987	(795,511)	(916,309)	—	4,455,301
Net cash (used in)/generated from operating activities	166,134	5,163,879	(740,023)	(54,455)	(80,234)	4,455,301
Cash flows from investing activities
Inter-company cash flow(7)	—	(108,890)	(45,083)	564,266	(410,293)	—
Reclassification(8)	—	—	—	(1,487,448)	1,487,448	—
Payment for advances to consolidated entities	(160,000)	(4,617,000)	—	—	4,777,000	—
Receipts of repayments of the advances and capital return from consolidated entities	12,450,046	10,135,729	3,861,461	158	(26,447,394)	—
Proceeds and interest from sale of investment assets	419,538	89,438,697	1,668,394	9,229,963	—	100,756,592
Payment for acquisition of investment assets	(764,885)	(89,491,629)	(1,801,200)	(5,675,189)	—	(97,732,903)
Other investing activities	—	(119,372)	(583)	5,543,944	—	5,423,989
Net cash generated from/(used in) investing activities	11,944,699	5,237,535	3,682,989	8,175,694	(20,593,239)	8,447,678
Cash flows from financing activities
Inter-company cash flow(7)	—	996,921	—	—	(996,921)	—
Repayment for advances and capital return to consolidated entities	—	15,084,790	(607,021)	(10,755,583)	26,447,394	—
Receipts of advances from consolidated entities	—	160,000	—	4,617,000	(4,777,000)	—
Proceeds from issuance of shares and other equity securities	—	15,938	—	—	—	15,938
Proceeds from exercise of share-based payment	95,911	—	—	—	—	95,911
Proceeds from borrowings	134,228	8,822,110	90,000	—	—	9,046,338
Repayment of interest expenses and borrowings	(12,460,570)	(3,685,647)	(1,890,327)	(436,274)	—	(18,472,818)
Payment for repurchase of ordinary shares	—	—	—	—	—	—
Other financing activities	—	(577,973)	(25,199)	(1,000)	—	(604,172)
Net cash (used in)/generated from financing activities	(12,230,431)	(9,353,441)	(2,432,547)	(6,575,857)	20,673,473	(9,918,803)

	For the Year Ended December 31, 2021
	Lufax Holding Ltd	Subsidiaries That Are Not Primary Beneficiaries of Consolidated Affiliated Entities	Primary Beneficiaries of Consolidated Affiliated Entities	Consolidated Affiliated Entities and Consolidated Affiliated Entities’ Subsidiaries	Elimination	Consolidated
	(RMB in thousands)
Cash flows from operating activities
Inter-company cash flow(3)(7)	—	920,254	(314,385)	1,369,172	(1,975,041)	—
Reclassification(8)	—	—	—	327,497	(327,497)	—
Other operating activities	(105,253)	5,515,423	230,532	(653,230)	—	4,987,472
Net cash (used in)/generated from operating activities	(105,253)	6,435,677	(83,853)	1,043,439	(2,302,538)	4,987,472
Cash flows from investing activities
Inter-company cash flow(7)	—	(157,536)	(1,085,232)	(735,327)	1,978,095	—
Reclassification(8)	—	—	—	(327,497)	327,497	—
Capital contribution to consolidated entities	(109,635)	—	—	—	109,635	—
Payment for advances to consolidated entities	(3,689,678)	(9,474,627)	(2,800,000)	(500,000)	16,464,305	—
Receipts of repayments of the advances from consolidated entities	7,249,502	16,407,898	706,741	1,064,669	(25,428,810)	—
Proceeds and interest from sale of investment assets	6,522	111,524,589	1,720,840	20,633,784	—	133,885,735
Payment for acquisition of investment assets	(383,798)	(116,771,357)	(1,996,000)	(9,440,542)	—	(128,591,697)
Other investing activities	—	(130,716)	(22,656)	(4,826,844)	—	(4,980,216)
Net cash generated from/(used in) investing activities	3,072,913	1,398,251	(3,476,307)	5,868,243	(6,549,278)	313,822
Cash flows from financing activities
Inter-company cash flow(7)	—	—	3,054	—	(3,054)	—
Capital contribution from consolidated entities	—	109,635	—	—	(109,635)	—
Repayment for advances to consolidated entities	—	(7,222,326)	(1,092,472)	(17,114,012)	25,428,810	—
Receipts of advances from consolidated entities	—	6,190,304	500,000	9,774,001	(16,464,305)	—
Proceeds from issuance of shares and other equity securities	—	22,333	—	—	—	22,333
Proceeds from exercise of share-based payment	43,456	—	—	—	—	43,456
Proceeds from borrowings	319,535	3,197,000	3,173,900	572,000	—	7,262,435
Repayment of interest expenses and borrowings	(925,233)	(635,029)	(444,760)	(664,880)	—	(2,669,902)
Payment for repurchase of ordinary shares	(6,438,455)	—	—	—	—	(6,438,455)
Other financing activities	(1,131)	(619,797)	(46,493)	(474)	—	(667,895)
Net cash (used in)/generated from financing activities	(7,001,828)	1,042,120	2,093,229	(7,433,365)	8,851,816	(2,448,028)

	For the Year Ended December 31, 2020
	Lufax Holding Ltd	Subsidiaries That Are Not Primary Beneficiaries of Consolidated Affiliated Entities	Primary Beneficiaries of Consolidated Affiliated Entities	Consolidated Affiliated Entities and Consolidated Affiliated Entities’ Subsidiaries	Elimination	Consolidated
	(RMB in thousands)
Cash flows from operating activities
Inter-company cash flow(3)(7)	—	(809,615)	1,133,480	(1,151,110)	827,245	—
Other operating activities	(98,869)	8,687,386	(3,302,903)	1,835,668	—	7,121,282
Net cash (used in)/generated from operating activities	(98,869)	7,877,771	(2,169,423)	684,558	827,245	7,121,282
Cash flows from investing activities
Inter-company cash flow(7)	—	124,906	201,154	501,185	(827,245)	—
Capital contribution to consolidated entities	(1,898,193)	(1,788,549)	—	—	3,686,742	—
Payment for advances to consolidated entities	(9,456,072)	(17,182,316)	(80,000)	(240,000)	26,958,388	—
Receipts of repayments of the advances from consolidated entities	2,374,680	5,560,388	1,254,800	4,813,732	(14,003,600)	—
Proceeds and interest from sale of investment assets	1,875	130,041,066	5,978,563	16,449,825	—	152,471,329
Payment for acquisition of investment assets	—	(133,050,666)	(5,078,510)	(28,402,132)	—	(166,531,308)
Other investing activities	—	(160,782)	(85,673)	(697,316)	—	(943,771)
Net cash generated from/(used in) investing activities	(8,977,710)	(16,455,953)	2,190,334	(7,574,706)	15,814,285	(15,003,750)
Cash flows from financing activities
Capital contribution from consolidated entities	—	1,897,472	1,789,270	—	(3,686,742)	—
Repayment for advances to consolidated entities	—	(3,514,357)	(1,457,697)	(9,031,546)	14,003,600	—
Receipts of advances from consolidated entities	—	9,696,073	1,166,275	16,096,040	(26,958,388)	—
Proceeds from issuance of shares and other equity securities	17,343,739	1,564,253	—	—	—	18,907,992
Proceeds from borrowings	—	9,594,528	463,909	531,162	—	10,589,599
Repayment of interest expenses and borrowings	(2,162,653)	(713,149)	(875,332)	(275,959)	—	(4,027,093)
Other financing activities	(4,745)	(591,830)	—	—	—	(596,575)
Net cash (used in)/generated from financing activities	15,176,341	17,932,990	1,086,425	7,319,697	(16,641,530)	24,873,923

Notes:

(1)

This represents the elimination of intercompany transactions among Lufax Holding Ltd, subsidiaries that are not primary beneficiaries of consolidated affiliated entities, the primary beneficiaries of consolidated affiliated entities, and consolidated affiliated entities and consolidated affiliated entities’ subsidiaries, including the elimination of the unrealized profit from inter-company platform service provided and inter-company transfer of assets.

(2)

This represents the elimination of the investment among Lufax Holding Ltd, subsidiaries that are not the primary beneficiaries of consolidated affiliated entities, the primary beneficiaries of consolidated affiliated entities.

(3)	Intercompany revenues between consolidated affiliated entities and consolidated affiliated entities’ subsidiaries and the primary beneficiaries of consolidated affiliated entities.

Primary Beneficiaries of Consolidated Affiliated Entities provide technical and consulting service and provide advances to consolidated affiliated entities to operate their business, the primary beneficiaries of consolidated affiliated entities charged service in the amounts of RMB717.7 million, RMB979.5 million and RMB351.6 million, and charged finance cost in the amounts of RMB287.9 million, RMB390.6 million and RMB124.8 million, from consolidated affiliated entities and consolidated affiliated entities’ subsidiaries for the years ended December 31, 2020, 2021 and 2022, respectively.

For the years ended December 31, 2020, 2021 and 2022, cash paid by consolidated affiliated entities and consolidated affiliated entities’ subsidiaries to the primary beneficiaries of consolidated affiliated entities for technical and consulting service fee were RMB1,034.7 million, RMB433.6 million and RMB101.3 million, respectively.

(4)

This represents the elimination of intercompany balances among Lufax Holding Ltd, subsidiaries that are not primary beneficiaries of consolidated affiliated entities, the primary beneficiaries of consolidated affiliated entities, and consolidated affiliated entities and consolidated affiliated entities’ subsidiaries.

(5)	This represents other total immaterial assets or liabilities of each component.

(6)

In April 2020, one subsidiary of Lufax Holding Ltd included in the “subsidiaries that are not primary beneficiaries of consolidated affiliated entities” column in the above schedules, two subsidiaries included as “primary beneficiaries of consolidated affiliated entities”, and Ping An Group entered into a joint investment of the establishment of Ping An Consumer Finance Co., Ltd., or Consumer Finance. After the investment, our company as a whole was able to control Consumer Finance. The shareholding ratio between the subsidiary included in the “subsidiaries that are not primary beneficiaries of consolidated affiliated entities” column and the other two subsidiaries included as “primary beneficiaries of consolidated affiliated entities” was 28%, 27% and 15% as of December 31, 2022. In this consolidated affiliated entity consolidating schedule, Consumer Finance’s financial information was recorded in the “subsidiaries that are not primary beneficiaries of consolidated affiliated entities” column. The three subsidiaries applied equity method in accounting for their investments in Consumer Finance. Each of the three subsidiaries has significant influence but not control over Consumer Finance. Total assets for Consumer Finance was RMB5,188.6 million, RMB18,484.7 million and RMB34,774.7 million as of December 31, 2020, 2021 and 2022. Total liabilities for Consumer Finance was RMB419.1 million, RMB14,052.6 million and RMB30,154.7 million as of December 31, 2020, 2021 and 2022. Investments in Consumer Finance included in “primary beneficiaries of consolidated affiliated entities” was RMB 2,003 million, RMB 1,861 million and RMB1,940 million as of December 31, 2020, 2021 and 2022.

(7)

This represents the elimination of intercompany transactions, besides capital contribution, loans and borrowings among subsidiaries that are not primary beneficiaries of consolidated affiliated entities, the primary beneficiaries of consolidated affiliated entities, consolidated affiliated entities and consolidated affiliated entities’ subsidiaries, including offsetting the cash flows for intra-group centralized cash management activities. For the subsidiary of consolidated affiliate entity that purely operates the centralized cash management function, the relevant cash flows were recorded as operating activities while for other subsidiaries or consolidated affiliated entities that participate in the cash management function, the relevant cash flows were recognized as investment or financing activities.

(8)

This represents the reclassification of certain cash flows that were considered as investing activities in the financial statements of consolidated affiliated entities and consolidated affiliated entities’ subsidiaries and as operating activities in the consolidated financial statements.

Summary of Risk Factors

An investment in our ADSs involves significant risks. Below is a summary of material risks we face, organized under relevant headings. All the operational risks associated with being based in and having operations in China also apply to our operations in Hong Kong. With respect to the legal risks associated with being based in and having operations in China, the laws, regulations and the discretion of the governmental authorities in China discussed in this prospectus supplement are expected to apply to entities and businesses in China, rather than entities or businesses in Hong Kong, which operate under a different set of laws from China. You should carefully consider the matters discussed under “Item 3. Key Information—D. Risk factors” in our 2022 Form 20-F, “Risk Factors” in Exhibit 99.1 to the April Super 6-K, as well as other documents incorporated by reference in to this prospectus.

Risks Relating to Our Business and Industry

•	Our industry is rapidly changing, and our business has evolved significantly in recent years, which makes it difficult to evaluate our future prospects.

•

Our business may continue to be materially and adversely affected by the effects of the COVID-19 pandemic in China, and changes we have made to our business may not be successful in dealing with the effects or the after-effects of the pandemic.

•	Updates that we are in the process of making to our business model may not be successful.

•

The total fees charged to borrowers for loans we enable may be deemed to be in excess of interest rate limits imposed by laws or regulatory authorities. As a result, part of the interest and fees may not be valid or enforceable through the PRC judicial system.

•

Our business is subject to laws, regulations, and supervision by national, provincial and local government and judicial authorities, industry associations and other regulatory bodies. The laws, regulations and official guidance relating to our business are complex and evolving rapidly and may be subject to further changes. Non-compliance with any existing or new regulation may result in penalties, limitations and prohibitions on our business activities, and we have been modifying and may need to continue to modify our business operations in response to changes in laws and regulations.

•

We may be unable to source third-party credit enhancement at commercially attractive prices, grow our balance sheet to support our financing guarantee business, or persuade our funding partners to accept guarantees from our financing guarantee subsidiary. Any of these outcomes could materially and adversely affect our business, financial condition and results of operations.

•	Our access to sufficient and sustainable funding at commercially attractive costs cannot be assured.

•

Any failure to obtain, renew or retain the requisite approvals, licenses or permits applicable to our retail credit and enablement business may have a material adverse effect on our business, financial condition and results of operations.

•

We have modified our business model and practices in the past as a result of changes in laws, regulations, policies, measures and guidance, and we are subject to risks in connection with our discontinued products and historical practices. If any of our discontinued products and historical practices is deemed to violate any PRC laws or regulations, our business, financial condition and results of operations would be materially and adversely affected.

•

If our credit assessment and risk management model is flawed or ineffective, or if the data that we collect for credit analysis inaccurately reflects borrowers’ creditworthiness, or if we fail or are perceived to fail to effectively manage the default risks of loans we enable for any other reason, our business and results of operations may be adversely affected.

•	A severe or prolonged downturn in the Chinese or global economy could materially and adversely affect our business and financial condition.

•	A credit crisis or a prolonged downturn in the credit markets may materially and adversely impact our reputation, business, results of operations and financial position.

•	Our transaction process may result in misunderstanding among our borrowers.

•

Information regarding individuals to whom we provide our financial services may not be complete, and our ability to perform due diligence, detect borrower fraud or manage our risks may be compromised as a result.

•

If our ability to collect delinquent loans is impaired, or if there is actual or perceived misconduct in our collection efforts, our business, financial condition and results of operations might be materially and adversely affected.

Risks Relating to Our Corporate Structure

•

Holders of our ADSs hold equity interests in Lufax Holding Ltd, a Cayman Islands holding company that does not conduct operations directly in China. Instead, we conduct operations in China through (i) our subsidiaries in China, (ii) the consolidated affiliated entities in China, and (iii) the subsidiaries of the consolidated affiliated entities. We do not have any equity ownership in the consolidated affiliated entities or their subsidiaries. We only maintain contractual arrangements with the consolidated affiliated entities which allow us to consolidate the financial results of the consolidated affiliated entities and their subsidiaries into our consolidated financial statements in accordance with IFRS. Holders of our ADSs therefore do not have direct or indirect equity interests in the consolidated affiliated entities and their subsidiaries. Investors thus are not purchasing direct equity interests in our operating entities in China but instead are purchasing equity interests in a Cayman Islands holding company. If the PRC government finds that the agreements that establish the structure for operating our business do not comply with PRC laws and regulations, or if these regulations or their interpretations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations. Our holding company, our PRC subsidiaries, the consolidated affiliated entities and their subsidiaries, and investors of our company face uncertainty about potential future actions by the PRC government that could affect the enforceability of our contractual arrangements with the consolidated affiliated entities and, consequently, significantly affect the financial performance of the consolidated affiliated entities and our company as a whole. For a detailed description of the risks associated with our corporate structure, please refer to the risks disclosed under “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Corporate Structure” in our 2022 Form 20-F.

•

The contractual arrangements with the consolidated affiliated entities and their shareholders may not be as effective as equity ownership in providing operational control or enabling us to derive economic benefits.

•	Any failure by the consolidated affiliated entities or their shareholders to perform their obligations under our contractual arrangements with them would have an adverse effect on our business.

•	The shareholders of the consolidated affiliated entities may have actual or potential conflicts of interest with us, which may adversely affect our business and financial condition.

Risks Relating to Doing Business in China

•

Substantially all of our operations are located in China. Accordingly, our business, prospects, financial conditions and results of operations may be affected to a significant degree by political, economic and social conditions in China generally. See “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in China—Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business, financial conditions and results of operations” in our 2022 Form 20-F.

•

We face risks arising from uncertainties with respect to the PRC legal system. Certain rules and regulations can change quickly and sometimes on short notice, and there may be risks and uncertainties regarding the interpretation and enforcement of PRC laws and regulations. These risks and uncertainties may make it difficult for us to meet or comply with requirements under the applicable laws and regulations. For more details, see “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in China—Uncertainties with respect to the PRC legal system could adversely affect us” in our 2022 Form 20-F.

•

The interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies relating to the internet industry have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, internet businesses in China, including our business. See “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in China—We may be adversely affected by the complexity, uncertainties and changes in PRC regulation of internet-related businesses and companies” in our 2022 Form 20-F.

•

The PRC government’s significant authority in regulating our operations and its oversight and control over offerings conducted overseas by, and foreign investment in, China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. Implementation of industry-wide regulations of this nature may cause the value of such securities to significantly decline. For more details, see “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in China—The PRC government’s significant oversight and discretion over our business operations could result in a material adverse change in our operations and the value of our ordinary shares or ADSs” in our 2022 Form 20-F.

•

The filings, approval or other administration requirements of the China Securities Regulatory Commission, or the CSRC, or other PRC governmental authorities may be required in connection with our offshore listings under PRC law. Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. See “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in China—The approval of and filings with the CSRC or other PRC governmental authorities may be required in connection with our offshore listings under PRC law, and, if required, we cannot predict whether we will be able to obtain such approval or complete such filings or how long they might take” in our 2022 Form 20-F.

•

Cash transfers from our PRC subsidiaries to entities outside of China are subject to PRC government controls on currency conversion. To the extent cash in our business is in the PRC or a PRC entity, such cash may not be available to fund operations or for other use outside of the PRC due to restrictions and limitations imposed by the governmental authorities on currency conversion, cross-border transactions and cross-border capital flows. Shortages in the availability of foreign currency may temporarily delay the ability of our PRC subsidiaries and the consolidated affiliated entities to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. For more details, see “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in China—We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business” and “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in China—Governmental control of currency conversion may limit our ability to utilize our income effectively and affect the value of your investment” in our 2022 Form 20-F.

•	Our ADSs may be prohibited from trading in the United States under the Holding Foreign Companies Accountable Act, or the HFCAA, in the future if the Public Company Accounting Oversight Board, or the PCAOB, is unable to inspect or fully investigate auditors located in China. The PCAOB had historically been unable to inspect our auditor in relation to their audit work performed for our financial statements and the inability of the PCAOB to conduct inspections of our auditor in the past has deprived our investors with the benefits of such inspections. The delisting of our ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment. For more details, see “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in China—The PCAOB had historically been unable to inspect our auditor in relation to their audit work performed for our financial statements and the inability of the PCAOB to conduct inspections of our auditor in the past has deprived our investors with the benefits of such inspections” and “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in China—Our ADSs may be prohibited from trading in the United States under the HFCAA in the future if the PCAOB is unable to inspect or investigate completely auditors located in China. The delisting of the ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment” in our 2022 Form 20-F.

Risks Relating to Our ADSs

•	The trading price of our ADSs is likely to be volatile, which could result in substantial losses to investors.

•	The sale or availability for sale of substantial amounts of our ADSs could adversely affect their market price.

•

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands. We conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, a majority of our directors and officers are nationals or residents of jurisdictions other than the United States and most of their assets are located outside the United States. As a result, it may be difficult or impossible for you to effect service of process within the United States upon these individuals, or to bring an action against us or against these individuals in the United States in the event that you believe your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the PRC may render you unable to enforce a judgment against our assets or the assets of our directors and officers. See “Item 3. Key Information—D. Risk Factors—Risks Relating to our ADSs—You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law” and “—Certain judgments obtained against us by our shareholders may not be enforceable” in our 2022 Form 20-F.

RISK FACTORS

Investing in our securities involves risk. Before you decide to buy our securities, you should carefully consider the risks described in our most recent annual report on Form 20-F and the April Super 6-K, which is incorporated herein by reference, as well as the risks that are described in the applicable prospectus supplement and in other documents incorporated by reference into this prospectus. If any of these risks actually occurs, our business, financial condition and results of operations could suffer, and you may lose all or part of your investment.

Please see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated into this prospectus by reference.

USE OF PROCEEDS

Except as may be described otherwise in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities we offer for general corporate purposes.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and the Companies Act (As Revised) of the Cayman Islands, which we refer to as the “Companies Act” below, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$100,000 divided into 10,000,000,000 shares of US$0.00001 par value each.

The following are summaries of material provisions of our fifth amended and restated memorandum of association and eighth amended and restated articles of association and of the Companies Act, insofar as they relate to the material terms of our ordinary shares.

Shares

General

All of our outstanding shares are fully paid and non-assessable. Certificates representing the shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares. Our company will issue only non-negotiable shares, and will not issue bearer or negotiable shares.

Dividends

Subject to the Companies Act (As Revised), the company in general meeting or our directors may declare dividends in any currency to be paid to our shareholders but no dividend shall be declared in excess of the amount recommended by the board. Dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our directors determine is no longer needed. Our board of directors may also declare and pay dividends out of the share premium account or any other fund or account that can be authorized for this purpose in accordance with the Companies Act (As Revised). Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provide, (1) all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for this purpose as paid up on that share; and (2) all dividends shall be apportioned and paid pro rata according to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

Our directors may also declare interim dividends, whenever our financial position, in the opinion of our directors, justifies such payment.

Our directors may deduct all sums of money (if any) presently payable by any shareholder to us on account of calls or otherwise from any dividend or other moneys payable to such shareholder.

No dividend or other money payable by us on or in respect of any share shall bear interest against our company. In respect of any dividend proposed to be paid or declared on our share capital, our directors may resolve and direct that (1) such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that our shareholders entitled thereto will be entitled to elect to receive such dividend (or part thereof if our directors so determine) in cash in lieu of such allotment or (2) the shareholders entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as our directors may think fit. Our board (or our company upon the recommendation of our directors by ordinary resolution) may resolve in respect of any particular dividend that, notwithstanding the foregoing, a dividend may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right to shareholders to elect to receive such dividend in cash in lieu of such allotment.

Any dividend, interest or other sum payable in cash to the holder of shares may be paid by check or warrant sent through the post addressed to the holder at his registered address, or addressed to such person and at such addresses as the holder may in writing direct. Every such check or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the register in respect of such shares, and shall be sent at his or their risk and payment of the check or warrant by the bank on which it is drawn shall constitute a good discharge to our company notwithstanding that it may subsequently appear that the same has been stolen or that any endorsement thereon has been forged.

All dividends unclaimed for one year after having been declared may be invested or otherwise made use of by our board of directors for the benefit of our company until claimed. Any dividend or bonuses unclaimed after a period of six years from the date of declaration of such dividend shall be forfeited and shall revert to our company.

Whenever our directors or our company in general meeting has resolved that a dividend be paid or declared, our directors may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind, and in particular of paid up shares, debentures or warrants to subscribe for our securities or securities of any other company, or in any one or more of such ways. Where any difficulty arises with regard to such distribution, our directors may settle it as they think expedient. In particular, our directors may issue certificates in respect of fractions of shares, disregard fractional entitlements or round the same up or down, and may fix the value for distribution purposes of any such specific assets, or any part thereof, and may determine that cash payments shall be made to any of our shareholders upon the basis of the value so fixed in order to adjust the rights of the parties, vest any such specific assets in trustees as may seem expedient to our directors, and appoint any person to sign any requisite instruments of transfer and other documents on behalf of the persons entitled to the dividend, which appointment shall be effective and binding on our shareholders.

Voting Rights

On a show of hands each shareholder is entitled to one vote or, on a poll, each shareholder is entitled to one vote for each share, on all matters that require a shareholder’s vote. Voting at any shareholders’ meeting is by show of hands of shareholders who are present in person or by proxy or, in the case of a shareholder being a corporation, by its duly authorized representative, unless voting by way of poll is required by the rules of the NYSE or (before or on the declaration of the result of the show of hands or on the withdrawal of any other demand for a poll) a poll is demanded.

A poll may be demanded by the chairman of such meeting or any shareholder or shareholders present in person or (in the case of a shareholder being a corporation) by its duly authorized representative or by proxy and representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting.

Unless the board determines otherwise, no shareholder shall be entitled to attend and vote or be reckoned in a quorum at any general meeting, in respect of any share, unless such shareholder is duly registered as our shareholder and all calls or other sums presently payable by such shareholder in respect of shares in our company, have been paid.

If a clearing house or a central depositary entity (or its nominee(s)), being a corporation, is our shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders, provided that the authorization shall specify the number and class of shares in respect of which each such person is so authorized. A person authorized pursuant to this provision is entitled to exercise the same powers on behalf of the clearing house or central depositary entity (or its nominee(s)) as if such person was the registered holder of our shares held by that clearing house or central depositary entity (or its nominee(s)) including the right to vote individually in a show of hands.

Transfer of Shares

Subject to any applicable restrictions set forth in our articles of association, including, for example, the board of directors’ discretion to refuse to register a transfer of any share (not being a fully paid up share) to a person of whom it does not approve, or any share issued under share incentive plans for employees upon which a restriction on transfer imposed thereby still subsists, or a transfer of any share to more than four joint holders, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in a form prescribed by the NYSE or in another form that our directors may approve.

Our directors may decline to register any transfer of any share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless:

•

the instrument of transfer is lodged with us and is accompanied by the certificate for the shares to which it relates and such other evidence as our directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of share;

•	the instrument of transfer is duly and properly stamped (if required); and

•	fee of such maximum sum as the NYSE may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

Liquidation

Subject to any future shares which are issued with specific rights, (1) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu among those shareholders in proportion to the amount paid up at the commencement of the winding up on the shares held by them, respectively, and (2) if we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the paid-up capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them, respectively.

If we are wound up (whether the liquidation is voluntary or by the court), the liquidator may with the authority of our special resolution and any other sanction required by the Companies Act, divide among our shareholders in specie or kind the whole or any part of our assets (whether or not they shall consist of property of the same kind) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders.

The liquidator may also, with the like authority, vest the whole or any part of these assets in trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, but so that no contributory will be compelled to accept any assets, shares or other securities upon which there is a liability.

Calls on Shares and Forfeiture of Shares

Subject to our memorandum and articles of association and to the terms of allotment our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 clear days prior to the specified time of payment.

The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares

We are empowered by the Companies Act (As Revised) and our memorandum and articles of association to purchase our own shares, subject to certain restrictions.

Our directors may only exercise this power on our behalf, subject to the Companies Act (As Revised), our memorandum and articles of association and to any applicable requirements imposed from time to time by the NYSE, the Securities and Exchange Commission, or by any other recognized stock exchange on which our securities are listed.

Under the Companies Act (As Revised), the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act, no such share may be redeemed or repurchased (1) unless it is fully paid up, (2) if such redemption or repurchase would result in there being no shares outstanding other than shares held as treasury shares, or (3) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares

If at any time, our share capital is divided into different classes of shares, all or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Act (As Revised), be varied, modified or abrogated with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. Consequently, the rights of any class of shares cannot be detrimentally altered without a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares in that class.

The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by (i) the creation or issue of further shares ranking pari passu with such existing class of shares or (ii) the creation, establishment or issue of shares of any other class of share with preferred or other rights (including, without limitation, the creation of shares with enhanced or weighted voting rights) pursuant to our memorandum and articles of association.

Inspection of Books and Records

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association, the register of mortgages and charges and any special resolutions passed by our shareholders) or obtain copies of the list of shareholders of these companies. However, we intend to provide our shareholders with annual reports containing audited financial statements.

Issuance of Additional Shares

Our memorandum and articles of association authorize our board of directors to create, establish and issue additional shares and (without approval of the shareholders) divide the shares of our company into different classes from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our memorandum and articles of association also authorize our board of directors to establish from time to time one or more classes or series of shares and to determine, with respect to any classes or series of shares, the terms and rights of that class or series, including:

•	the designation (or re-designations as the case may be) of the class or series;

•	the number of shares of the class or series;

•	the dividend rights, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue shares without action by our shareholders to the extent the shares are authorized but unissued. Issuance of these shares may dilute the voting power of holders of shares.

Anti-Takeover Provisions

Some provisions of our memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to create, establish and issue shares in one or more class or series and to designate the price, rights, preferences, privileges and restrictions of such shares without any further vote or action by our shareholders.

Register of Members

In accordance with Section 48 of the Companies Act (As Revised), the register of members is prima facie evidence of the registered holder or member of shares of a company. Therefore, a person becomes a registered holder or member of shares of the company only upon entry being made in the register of members. Our register of members is maintained by our share registrar, Maples Fund Services (Cayman) Limited of PO Box 1093, Boundary Hall, Cricket Square, Grand Cayman, KY1-1102, Cayman Islands. We will perform the procedures necessary to register the shares in the register of members as required in “PART III – Distribution of Capital and Liability of Members of Companies and Associations” of the Companies Act, and will ensure that the entries on the register of members are made without any delay.

The depositary (or its nominee) will be included in our register of members as the only holder of the ordinary shares underlying our ADSs. The ordinary shares underlying the ADSs are not shares in bearer form, but are in registered form and are “non-negotiable” or “registered” shares in which case the ordinary shares underlying the ADSs can only be transferred on the books of the company in accordance with Section 166 of the Companies Act.

Further, Section 46 of the Companies Act (As Revised) provides for recourse to be available to our investors in case we fail to update our register of members. In the event we fail to update our register of member, the depositary, as the aggrieved party, may apply for an order with the courts of the Cayman Islands for the rectification of the register.

General Meetings of Shareholders and Shareholder Proposals

As a Cayman Islands exempted company, we are not obliged by the Companies Act (As Revised) to call shareholders’ annual general meetings. Our memorandum and articles of association provide that we may, but are not obliged to hold in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

Shareholders’ annual general meetings and any other general meetings of our shareholders may be convened by a majority of our board of directors or by the chairman of the board. Advance notice of at least seven clear days is required for the convening of our annual general shareholders’ meeting and any other general meeting of our shareholders. A quorum required for a general meeting of shareholders consists of at least two shareholders present or by proxy, representing not less than one-third in nominal value of the total issued voting shares in our company.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our memorandum and articles of association allow any two or more shareholders holding shares representing in aggregate not less than one-third of the total voting rights in the paid up capital of our company to requisition an extraordinary general meeting of the shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Election and Removal of Directors

Unless otherwise determined by our company in general meeting, our memorandum and articles of association provide that our board will consist of not less than three directors. There are no provisions relating to retirement of directors upon reaching any age limit.

The directors have the power to appoint any person as a director either to fill a casual vacancy on the board or as an addition to the existing board. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between our company and the director, if any; but no such term shall be implied in the absence of express provision. Each director whose term of office expires shall be eligible for reappointment at a meeting of the shareholders or reappointment by the board of directors.

Our shareholders may also appoint any person to be a director by way of ordinary resolution.

A director may be removed with or without cause by ordinary resolution.

Proceedings of Board of Directors

Our memorandum and articles of association provide that our business is to be managed and conducted by our board of directors. The quorum necessary for the transaction of the business of the board may be fixed by the board and, unless so fixed at another number, will be a majority of our directors.

Our memorandum and articles of association provide that the board may exercise all powers of our company to raise or borrow money, to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of our company and (subject to the Companies Act (As Revised)) issue debentures, bonds and other securities of our company, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party.

Alteration of Capital

Our shareholders may from time to time by ordinary resolution in accordance with the Companies Act (As Revised):

•	increase our share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•

sub-divide our shares or any of them into shares of smaller amount than is fixed by our memorandum of association, subject nevertheless to the Companies Act (As Revised), so that the resolution whereby any share is sub-divided may determine that, as between the holders of the shares resulting from such subdivision, one or more of the shares may have any such preferred, deferred or other special rights over, or may have such deferred rights or be subject to any such restrictions as compared with the others, as we have power to attach to unissued or new shares; and

•

cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so canceled subject to the provisions of the Companies Act (As Revised).

Our shareholders may by special resolution divide shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares, attach to the shares respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions that in the absence of any such determination in a general meeting may be determined by our directors.

Our shareholders may by special resolution, subject to any confirmation or consent required by the Companies Act, reduce our share capital or any capital redemption reserve in any manner permitted by law.

Exempted Company

We are an exempted company with limited liability under the Companies Act (As Revised) of the Cayman Islands. The Companies Act (As Revised) in the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•	subject to its memorandum and articles of association, an exempted company’s register of members is not required to be open to inspection;

•	subject to its memorandum and articles of association, an exempted company does not have to hold an annual general meeting;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands; and

•	an exempted company may register as a limited duration company; and an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We are subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Except as otherwise disclosed in this prospectus, we currently intend to comply with the NYSE rules in lieu of following home country practice.

Exclusive Forum

Unless we consent in writing to the selection of an alternative forum, the United States District Court for the Southern District of New York (or, if the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts of New York County, New York) shall be the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, regardless of whether such legal suit, action, or proceeding also involves parties other than our company.

Differences in Corporate Law

The Companies Act (As Revised) is derived, to a large extent, from the older Companies Acts of England but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Companies Act (As Revised) and the current Companies Act of England.

In addition, the Companies Act (As Revised) differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act (As Revised) applicable to us and the laws applicable to United States corporations and companies incorporated in the State of Delaware.

Mergers and Similar Arrangements

The Companies Act (As Revised) permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (1) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (2) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (1) a special resolution of the shareholders of each constituent company, and (2) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least 90% of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act (As Revised) also contains statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by (a) 75% in value of the shareholders or (b) a majority in number representing 75% in value of the creditors, depending on the circumstances, as are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the Grand Court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required vote have been met;

•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act (As Revised) also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of our company to challenge actions where:

•	an act which is ultra vires or illegal and is therefore incapable of ratification by the shareholders;

•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	an act which constitute a fraud against the minority where the wrongdoer are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction.

The duty of loyalty requires that a director acts in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally.

In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company:

•	a duty to act in good faith in the best interests of the company,

•	a duty not to make a personal profit based on his or her position as director (unless the company permits him or her to do so),

•	a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party, and

•	a duty to exercise powers for the purpose for which such powers were intended.

A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Under Cayman Islands law, a company may eliminate the ability of shareholders to approve corporate matters by way of written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matters at a general meeting without a meeting being held by amending the articles of association.

Our memorandum and articles of association do not allow shareholders to act by written resolutions.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

With respect to shareholder proposals, Cayman Islands law is essentially the same as Delaware law. The Companies Act (As Revised) does not provide shareholders with an express right to put forth any proposal before an annual meeting of the shareholders. However, the Companies Act (As Revised) may provide shareholders with limited rights to requisition a general meeting but such rights must be stipulated in the articles of association of the company.

Any two or more shareholders holding not less than one-third of the votes attaching to the total issued and paid up share capital of the company at the date of deposit of the requisition shall at all times have the right, by written requisition to the board of directors or the secretary of the company, to require an extraordinary general meeting to be called by the board of directors for the transaction of any business specified in such requisition.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for election of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director.

There are no prohibitions relating to cumulative voting under the laws of the Cayman Islands, but our memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years.

This statute has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper purpose and not with the effect of constituting a fraud on the minority shareholders.

Restructuring

A company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company:

(a)	is or is likely to become unable to pay its debts; and

(b)	intends to present a compromise or arrangement to its creditors (or classes thereof) either pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring.

The Grand Court may, among other things, make an order appointing a restructuring officer upon hearing of such petition, with such powers and to carry out such functions as the court may order. At any time (i) after the presentation of a petition for the appointment of a restructuring officer but before an order for the appointment of a restructuring officer has been made, and (ii) when an order for the appointment of a restructuring officer is made, until such order has been discharged, no suit, action or other proceedings (other than criminal proceedings) shall be proceeded with or commenced against the company, no resolution to wind up the company shall be passed, and no winding up petition may be presented against the company, except with the leave of the court. However, notwithstanding the presentation of a petition for the appointment of a restructuring officer or the appointment of a restructuring officer, a creditor who has security over the whole or part of the assets of the company is entitled to enforce the security without the leave of the court and without reference to the restructuring officer appointed.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our memorandum and articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Under the Cayman Islands law, our memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders

There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares.

In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Inspection of Books and Records

Under the Delaware General Corporation Law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records.

Shareholders of Cayman Islands exempted companies like us have no general right under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association, the register of mortgages and charges and any special resolutions passed by our shareholders) or obtain copies of the list of shareholders of these companies. However, we intend to provide our shareholders with annual reports containing audited financial statements.

History of Securities Issuances

The following is a summary of our securities issuances in the past three years:

C-Round Restructuring Convertible Notes

On September 30, 2020, we issued automatically convertible promissory notes and optionally convertible promissory notes (together, the “C-Round Restructuring Convertible Notes”) in a total principal amount of US$1,361,925,000 to certain holders of our Class C ordinary shares in exchange for a total of 45,287,111 Class C ordinary shares held by them. These holders are F3 Holding LLC, DIC Holding LLC, HS Investments AP13 Limited, So Cheung Wing, Lux Holdings Limited, LionRock LJS L.P., All-Stars PESP V Limited, Macquarie Capital Asian Fintech Investments Holdings LP, SBI Hong Kong Holdings Co., Limited, SBI AI&Blockchain Investment LPS, HS Investments (A) L.P., HS Investments (C) Limited, UBS AG, London Branch, Hermitage Galaxy Fund SPC on behalf of Hermitage Fund Four SP, Broad Street Principal Investments L.L.C., United Overseas Bank Limited, Sabre Capital (Mauritius) Limited, Rajendra Singh 2011 Florida Trust FBO Hersh

Raj Singh, Rajendra Singh 2011 Florida Trust FBO Samir Raj Singh, LMA SPC for the account of Map 248 Segregated Portfolio, Aaron Nieman, Blaine Marder, J.P. Morgan Securities LLC and Generation Growth Investors Limited.

The automatically convertible promissory notes (the “Automatically Convertible Notes”) were mandatorily and automatically converted into our ordinary shares upon the closing of our initial public offering in November 2020. The number of ordinary shares issued to the holder of Automatically Convertible Note(s) upon the automatic conversion were determined by dividing the outstanding principal amount of Automatically Convertible Note(s) by the price per ordinary share issued by us in our initial public offering in November 2020, subject to adjustments. The Automatically Convertible Notes bear interest from (and excluding) the date of issuance at the rate of 6% per annum of the principal amount outstanding, which were payable by us upon the conversion of the notes at the closing of our initial public offering in November 2020.

Pursuant to the optionally convertible promissory notes (the “Optionally Convertible Notes”), at any time during the period commencing on the closing of our initial public offering in November 2020 and ending on the business day immediately prior to September 30, 2023, the holder of Optionally Convertible Note(s) shall have the right (but not the obligation) to require us to convert all or any portion of the outstanding principal amount of the Optionally Convertible Notes into ordinary shares. The optionally convertible promissory notes can be converted into an aggregate of 43,506,290 ordinary shares as of February 28, 2023. The Optionally Convertible Notes bear interest from (and excluding) the date of issuance at the rate of 6% per annum of the principal amount outstanding, which will be payable by us upon each of the first and second anniversary of date of issuance as well as the earlier of September 30, 2023 or the dates of conversion until the notes become fully repaid or converted.

Ordinary Shares

On November 3, 2020, in connection with our initial public offering, we sold 175,000,000 ADSs, representing 87,500,000 ordinary shares, at an offering price of US$13.50 per ADS to the underwriters. On December 1, 2020, we sold additional 24,155,128 ADSs, representing 12,077,564 ordinary shares, at the public offering price to the underwriters as they exercised their over-allotment option. We raised US$2,578.9 million in net proceeds from our initial public offering after deducting underwriting commissions and discounts and the offering expenses payable by us.

Option and Performance Share Unit Grants

We have granted options to purchase our ordinary shares and performance share units to receive our ordinary shares to certain of our directors, officers, employees, consultants, and other persons determined by our board of directors. See “Item 6. Directors, Senior Management and Employees—B. Compensation—Share Incentive Plans” in our 2022 Form 20-F, which is incorporated in this prospectus by reference.

Registration Rights

On January 31, 2019, we entered into an amended and restated shareholders agreement with our then shareholders, including holders of our Class A ordinary shares, Class B ordinary shares and Class C ordinary shares. On September 30, 2020, we also entered into a securityholders agreement with An Ke Technology Company Limited, China Ping An Insurance Overseas (Holdings) Limited, Tun Kung Company Limited and holders of our C-Round Restructuring Convertible Notes. Pursuant to these two agreements, the shareholders would be given customary registration rights in relation to the shares they hold to the extent that such rights are required to enable the shareholders’ shares to be traded on the relevant securities or stock exchange. The registration rights under these two agreements terminated on April 30, 2021 and May 3, 2021, respectively.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

Citibank, N.A. acts as the depositary for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A.—Hong Kong, located at 9/F, Citi Tower, One Bay East, 83 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong.

We have appointed Citibank as depositary pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form S-8. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-258286 when retrieving such copy.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The deposit agreement has been filed with the SEC as Exhibit 4.3 to the registration statement on Form S-8 (File No. 333-258286) on July 30, 2021. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

Every two ADSs represent the right to receive, and to exercise the beneficial ownership interests in, one ordinary share that is on deposit with the depositary and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary may agree to change the ADS-to-share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as an owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of the Cayman Islands, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary will hold on your behalf the shareholder rights attached to the ordinary shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the ordinary shares represented by your ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancelation of your ADSs and become a direct shareholder.

The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary’s services are made available to you. As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

The registration of the ordinary shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable ordinary shares with the beneficial ownership rights and interests in such ordinary shares being at all times vested with the beneficial owners of the ADSs representing the ordinary shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and Distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of the Cayman Islands.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Ordinary Shares

Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary share ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary share ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to subscribe for additional ordinary shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.

The depositary will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if we request such rights be made available to holders of ADSs, it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new ordinary shares other than in the form of ADSs.

The depositary will not distribute the rights to you if:

•	We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•	We fail to deliver satisfactory documents to the depositary; or

•	It is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not made available to you or not exercised and appear to be about to lapse if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights in such circumstances, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to you only if we request, it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in the Cayman Islands would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, ordinary shares or rights to subscribe for additional ordinary shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we request such distribution be made available to you and provide to the depositary all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:

•	We do not request that the property be distributed to you or if we request that the property not be distributed to you;

•	We do not deliver satisfactory documents to the depositary; or

•	The depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes Affecting Ordinary Shares

The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancelation, consolidation or any other reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets of our company.

If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares

When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	The ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.

•	You are duly authorized to deposit the ordinary shares.

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The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•	The ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Ordinary Shares Upon Cancelation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary for cancelation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares held in respect of the ADSs may be limited by U.S. and Cayman Islands law considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancelation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancelation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

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Temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in “Description of Share Capital.”

At our request, the depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary may distribute to holders of ADSs instructions on how to retrieve such materials upon request.

If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs as follows:

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In the event of voting by show of hands, the depositary will vote (or cause the custodian to vote) all ordinary shares held on deposit at that time in accordance with the voting instructions received from a majority of holders of ADSs who provide timely voting instructions.

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In the event of voting by poll, the depositary will vote (or cause the custodian to vote) the ordinary shares held on deposit in accordance with the voting instructions received from the holders of ADSs.

Securities for which no voting instructions have been received will not be voted (except (a) as set forth above in the case voting is by show of hands, (b) in the event of voting by poll, holders of ADSs in respect of which no timely voting instructions have been received shall be deemed to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the ordinary shares represented by such holders’ ADSs; provided, however, that no such discretionary proxy shall be given with respect to any matter to be voted upon as to which we inform the depositary that (i) we do not wish such proxy to be given, (ii) substantial opposition exists, or (iii) the rights of holders of ordinary shares may be adversely affected, and (c) as otherwise contemplated in the deposit agreement). Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

Fees and Charges

As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:

Service	Fees

•  Issuance of ADSs (e.g., an issuance of ADS upon a deposit of ordinary shares, upon a change in the ADS(s)-to-ordinary shares ratio, or for any other reason), excluding ADS issuances as a result of distributions of ordinary shares)

Up to US$0.05 per ADS issued

• Cancelation of ADSs (e.g., a cancelation of ADSs for delivery of deposited property, upon a change in the ADS(s)-to-ordinary shares ratio, or for any other reason)	Up to U.S. 5¢ per ADS issued

• Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to U.S. 5¢ per ADS canceled

• Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs	Up to U.S. 5¢ per ADS held

• Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	Up to U.S. 5¢ per ADS held

• ADS Services	Up to U.S. 5¢ per ADS held

• Depositary services	Up to U.S. 5¢ per ADS held on the applicable record date(s) established by the depositary

• Registration of ADS transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)	Up to U.S. 5¢ per ADS (or fraction thereof) transferred

•  Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs (each as defined in the Deposit Agreement) into freely transferable ADSs, and vice versa).

Up to U.S. 5¢ per ADS (or fraction thereof) converted

As an ADS holder you will also be responsible to pay certain charges such as:

•	taxes (including applicable interest and penalties) and other governmental charges;

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the registration fees as may from time to time be in effect for the registration of ordinary shares on the share register and applicable to transfers of ordinary shares to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

•	certain cable, telex and facsimile transmission and delivery expenses;

•	the fees, expenses, spreads, taxes and other charges of the depositary and/or service providers (which may be a division, branch or affiliate of the depositary) in the conversion of foreign currency;

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the reasonable and customary out-of-pocket expenses incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to ordinary shares, ADSs and ADRs; and

•	the fees, charges, costs and expenses incurred by the depositary, the custodian, or any nominee in connection with the ADR program.

ADS fees and charges for (i) the issuance of ADSs, and (ii) the cancelation of ADSs are charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are canceled (in the case of ADS cancelations). In the case of ADSs issued by the depositary into DTC, the ADS issuance and cancelation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being canceled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS Holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series, the ADS conversion fee will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.

Amendments and Termination

We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancelation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

In connection with any termination of the deposit agreement, the depositary may make available to owners of ADSs a means to withdraw the ordinary shares represented by ADSs and to direct the deposit of such ordinary shares into an unsponsored American depositary share program established by the depositary. The ability to receive unsponsored American depositary shares upon termination of the deposit agreement would be subject to satisfaction of certain U.S. regulatory requirements applicable to the creation of unsponsored American depositary shares and the payment of applicable depositary fees and expenses.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain in New York facilities to record and process the issuance, cancelation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:

•	We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

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The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

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The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary also disclaim any liability for any action or inaction of any clearing or settlement system (and any participant thereof) for the ADSs or deposited securities.

•	The depositary disclaims any liability for any acts or omissions made by a successor or predecessor depositary, except in certain circumstances described in the deposit agreement.

•	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

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We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our articles of association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

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We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our articles of association or in any provisions of or governing the securities on deposit.

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We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

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We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

•	Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary and you as ADS holder.

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Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

The deposit agreement, the ADRs and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of ordinary shares (including ordinary shares represented by ADSs) is governed by the laws of the Cayman Islands.

AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST US AND/OR THE DEPOSITARY.

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our ordinary shares, the ADSs or the deposit agreement, including any claim under U.S. federal securities laws. The waiver continues to apply to claims that arise during the period when a holder holds the ADSs, whether the ADS holder purchased the ADSs in the offering or secondary transactions, even if the ADS holder subsequently withdraws the underlying ordinary shares. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

Jurisdiction

We have agreed with the depositary that the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, state courts in New York County, New York) shall have exclusive jurisdiction to hear and determine any dispute arising from or relating in any way to the deposit agreement.

The deposit agreement provides that, by holding an ADS or an interest therein, you irrevocably agree that any legal suit, action or proceeding against or involving us or the depositary arising out of or related in any way to the deposit agreement, the ADSs, American depositary receipts or the transactions contemplated thereby or by virtue of ownership thereof, may only be instituted in the United States District Court for the Southern District of New York (or, if the Southern District of New York lacks subject matter jurisdiction over a particular dispute, in the state courts of New York County, New York), and by holding an ADS or an interest therein you irrevocably waive any objection which you may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The deposit agreement also provides that the foregoing agreement and waiver shall survive your ownership of ADSs or interests therein.

ENFORCEABILITY OF CIVIL LIABILITIES

Cayman Islands

We are incorporated under the laws of the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, (i) the Cayman Islands has a less exhaustive body of securities laws than the United States and these securities laws provide significantly less protection to investors; and (ii) Cayman Islands companies may not have standing to sue before the federal courts of the United States. Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to bring actions or enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands laws, has further advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (i) such courts had proper jurisdiction over the parties subject to such judgment, (ii) such courts did not contravene the rules of natural justice of the Cayman Islands, (iii) such judgment was not obtained by fraud, (iv) such judgment was not obtained in a manner, and is not of a kind the enforcement of which, is contrary to natural justice or the public policy of the Cayman Islands, (v) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands, and (vi) there is due compliance with the correct procedures under the laws of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a punitive judgment of a United States court predicated upon the civil liability provisions of the federal securities laws in the United States without retrial on the merits if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that may be regarded as fines, penalties or punitive in nature.

PRC

Haiwen & Partners, our counsel as to PRC law, has advised us that (i) it would be highly unlikely that the courts of the PRC would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, and (ii) there is uncertainty as to whether the courts of the PRC would entertain original actions brought in the PRC against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

Haiwen & Partners has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements, public policy considerations and conditions set forth in applicable provisions of PRC laws, including of the PRC Civil Procedure Law based either on bilateral treaties or international conventions contracted by China and the country where the judgment is made or on reciprocity between jurisdictions. Haiwen & Partners has advised us further that under PRC law, a foreign judgment that violates basic legal principles, state sovereignty, safety or social public interest will not be recognized and enforced by a PRC court. As there currently exists no bilateral treaty, international convention or other form of reciprocity between China and the United States or the Cayman Islands governing the recognition of judgments, including those predicated upon the liability provisions of the U.S. federal securities laws, it would be highly unlikely that a PRC court would enforce judgments rendered by courts in the U.S. or in the Cayman Islands.

TAXATION

Certain income tax considerations relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

SELLING SHAREHOLDERS

Selling shareholders (if any) to be named in a prospectus supplement may, from time to time, offer, sell and lend some or all of the ordinary shares or ADSs held by them pursuant to this prospectus and the applicable prospectus supplement. Such selling shareholders (if any) may sell the ordinary shares or ADSs held by them to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the applicable prospectus supplement. See “Plan of Distribution.” Such selling shareholders (if any) may also sell, transfer or otherwise dispose of some or all of the ordinary shares or ADSs held by them in transactions exempt from the registration requirements of the Securities Act.

If any selling shareholder is to offer and sell ordinary shares or ADSs pursuant to this prospectus, we will provide you with a prospectus supplement, which will set forth the name of each selling shareholder (if any), the number of ordinary shares beneficially owned by such selling shareholder and the number of the ordinary shares or ADSs they are offering. The prospectus supplement also will disclose whether any of the selling shareholders (if any) have held any position or office with, have been employed by or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

We and/or the selling shareholders named in the applicable prospectus supplement may sell the securities described in this prospectus from time to time in one or more transactions, including without limitation:

•	to or through underwriters, brokers or dealers;

•	through agents;

•	on any national exchange on which the securities offered by this prospectus are listed or any automatic quotation system through which the securities may be quoted;

•

through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	directly to one or more purchasers in negotiated sales or competitively bid transactions; or

•	through a combination of any of these methods.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

We may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

We and/or the selling shareholders named in the applicable prospectus supplement may sell the securities offered by this prospectus at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

We and/or the selling shareholders named in the applicable prospectus supplement may solicit offers to purchase the securities directly from the public from time to time. We and/or the selling shareholders named in the applicable prospectus supplement may also designate agents from time to time to solicit offers to purchase securities from the public on our or their behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions to be paid to the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act From time to time, we or the selling shareholders named in the applicable prospectus supplement may sell securities to one or more dealers as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public. We and/or the selling shareholders named in the applicable prospectus supplement may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we and/or the selling shareholders named in the applicable prospectus supplement sell securities to underwriters, we and/or the selling shareholders named in the applicable prospectus supplement will execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us and/or the selling shareholders named in the applicable prospectus supplement in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us and/or the selling shareholders named in the applicable prospectus supplement, to indemnification by us and/or the selling shareholders named in the applicable prospectus supplement against civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make.

The applicable prospectus supplement will describe the terms of the offering of the securities, including the following:

•	the name of the agent or any underwriters;

•	the public offering or purchase price;

•	any discounts and commissions to be allowed or paid to the agent or underwriters;

•	all other items constituting underwriting compensation;

•	any discounts and commissions to be allowed or paid to dealers; and

•	any exchanges on which the securities will be listed.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

We may pay expenses incurred with respect to the registration of shares owned by any selling shareholders.

The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, Lufax Holding Ltd and its subsidiaries. In addition, we may offer securities to or through our affiliates, as underwriters, dealers or agents. Our affiliates may also offer the securities in other markets through one or more selling agents, including one another. If so indicated in an applicable prospectus supplement, we will authorize dealers or other persons acting as our agent to solicit offers by some institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may over allot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Unless otherwise indicated in an applicable prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the ordinary shares offered in any offering and legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Haiwen & Partners. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Haiwen & Partners with respect to matters governed by PRC law. Certain legal matters in connection with any offering made pursuant to this prospectus will be passed upon for the underwriters by a law firm or firms named in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the annual report on Form 20-F for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The registered business address of PricewaterhouseCoopers Zhong Tian LLP is 6/F, DBS Bank Tower, 1318 Lu Jia Zui Ring Road, Pudong New Area, Shanghai, People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. Our SEC filings are also available over the internet at the SEC’s website at www.sec.gov. We also maintain a website at ir.lufaxholding.com, but information contained on, or linked from, our website is not incorporated by reference in this prospectus. You should not regard any information on our website as a part of this prospectus.

This prospectus is part of a registration statement we have filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities being offered. Statements in this prospectus concerning any document that we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the following documents:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2022 filed with the SEC on April 7, 2023 (File No. 001-39654), or our 2022 Form 20-F;

•	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus;

•

the description of the securities contained in our registration statement on Form F-1 (File No. 333-249366) originally filed with the SEC on October 7, 2020, as amended, together with all amendments and reports filed for the purpose of updating that description;

•

our current report on Form 6-K furnished to the SEC at 6:05 A.M. (Eastern Time) on April 11, 2023 (File No. 001-39654), including Exhibit 99.1 titled “Lufax Holding Ltd Supplemental and Updated Disclosures,” or the April Super 6-K;

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Lufax Holding Ltd

Building No. 6

Lane 2777, Jinxiu East Road

Pudong New District, Shanghai

People’s Republic of China

Attention: Investor Relations

You should rely only on the information that we incorporate by reference or provide in this prospectus or in any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

PART II

Information Not Required in Prospectus

Item 8.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against conduct amounting to willful default, willful neglect, fraud or dishonesty, for example, civil fraud or the consequences of committing a crime. Our fifth amended and restated memorandum of association and eighth amended and restated articles of association provide that that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty or fraud, in or about the execution or discharge of his duties or supposed duties, in their respective offices or trusts.

Pursuant to the indemnification agreements, the form of which has been filed as Exhibit 10.4 to our registration statement on Form F-1 (File No. 333-249366), as amended, we agreed to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission (the “Commission”) such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9.	Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

Item 10.	Undertakings.

a.	The undersigned registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this item do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished; provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

b.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibit Index

Exhibit Number	Description

1.1*	Form of Underwriting Agreement

4.1	Registrant’s Specimen Certificate for Ordinary Shares (incorporated herein by reference to Exhibit 4.2 to the registration statement on Form S-8 filed with the Securities and Exchange Commission on July 30, 2021 (File No. 333-258286))

4.2	Deposit Agreement among the Registrant, the depositary and holders of the American Depositary Receipts dated November 3, 2020 (incorporated by reference to Exhibit 2.3 to the Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2020 (File No. 001-39654) filed with the Securities and Exchange Commission on March 11, 2021)

4.3	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.2)

5.1**	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the ordinary shares being registered

8.1**	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2**	Opinion of Haiwen & Partners regarding certain PRC law matters

23.1**	Consent of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm

23.2**	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

23.3**	Consent of Haiwen & Partners (included in Exhibit 8.2)

24.1**	Power of attorney (included on signature page hereof)

99.1**	Consent of China Insight Industry Consultancy Limited

107**	Filing Fee Table

*

To be filed as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a report filed under the Securities Exchange Act of 1934 and incorporated herein by reference.

**	Filed with this registration statement on Form F-3.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on April 11, 2023.

Lufax Holding Ltd

By:	/s/ Yong Suk Cho
	Name:	Yong Suk Cho
	Title:	Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Yong Suk Cho and Gregory Dean Gibb as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact and agent, or its substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities set forth below on April 11, 2023.

Signature	Title

/s/ Yong Suk Cho	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
Yong Suk Cho

/s/ Gregory Dean Gibb	Director and Co-Chief Executive Officer
Gregory Dean Gibb

/s/ Guangheng Ji	Director
Guangheng Ji

/s/ Xin Fu	Director
Xin Fu

/s/ Yuqiang Huang	Director
Yuqiang Huang

/s/ Rusheng Yang	Independent Director
Rusheng Yang

/s/ Weidong Li	Independent Director
Weidong Li

/s/ Xudong Zhang	Independent Director
Xudong Zhang

/s/ David Xianglin Li	Independent Director
David Xianglin Li

/s/ David Siu Kam Choy	Chief Financial Officer (Principal Financial and Accounting Officer)
David Siu Kam Choy

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Lufax Holding Ltd has signed this registration statement or amendment thereto in New York on April 11, 2023.

Authorized U.S. Representative

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President